                                                                  Exhibit 10 (b)

                                                                  EXECUTION COPY

                                Eaton Corporation
                         2006 Annual Report on Form 10-K
                                   Item 15 (b)

================================================================================

                               PURCHASE AGREEMENT

                                     Between

                             V.G.A.T. INVESTORS, LLC

                                       and

                                EATON CORPORATION

                          Dated as of December 24, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                                                                     Page
Article I. DEFINITIONS...........................................................................................      1

         Section 1.1.      Certain Definitions...................................................................      1
         Section 1.2.      Terms Generally.......................................................................     12

Article II. PURCHASE AND SALE OF THE SHARES......................................................................     12

         Section 2.1.      Purchase and Sale of the Shares.......................................................     12
         Section 2.2.      Purchase Price........................................................................     12
         Section 2.3.      Estimated Purchase Price Adjustment...................................................     12
         Section 2.4.      Post-Closing Purchase Price Adjustment................................................     13
         Section 2.5.      Closing...............................................................................     15
         Section 2.6.      Closing Deliveries....................................................................     15
         Section 2.7.      Satisfaction of Conditions............................................................     16
         Section 2.8.      Transfer Taxes........................................................................     16
         Section 2.9.      Reorganization Taxes..................................................................     16

Article III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP..........................................     18

         Section 3.1.      Organization of the Company and the Company Group.....................................     18
         Section 3.2.      Noncontravention......................................................................     18
         Section 3.3.      Title to Shares.......................................................................     19
         Section 3.4.      Subsidiaries of the Company; Capitalization...........................................     19
         Section 3.5.      Government Authorizations.............................................................     20
         Section 3.6.      Financial Statements; Securities Filings..............................................     20
         Section 3.7.      Absence of Certain Changes............................................................     21
         Section 3.8.      Tax Matters...........................................................................     21
         Section 3.9.      Real Property.........................................................................     23
         Section 3.10.     Intellectual Property.................................................................     23
         Section 3.11.     Environmental Matters.................................................................     24
         Section 3.12.     Contracts.............................................................................     25
         Section 3.13.     Insurance.............................................................................     27
         Section 3.14.     Litigation............................................................................     28
         Section 3.15.     Employee Matters......................................................................     28
         Section 3.16.     Legal Compliance......................................................................     31
         Section 3.17.     Licenses and Permits..................................................................     31
         Section 3.18.     Brokers' Fees.........................................................................     31
         Section 3.19.     No Undisclosed Liabilities............................................................     32
         Section 3.20.     Internal Controls and Procedures......................................................     32
         Section 3.21.     Transactions with Affiliates..........................................................     32
         Section 3.22.     Customers and Suppliers...............................................................     33
         Section 3.23.     Warranties............................................................................     33
         Section 3.24.     List of Government Contracts, Subcontracts and Bids...................................     33

         Section 3.25.     Compliance, Performance, Termination and Breach of Government Contracts...............     34
         Section 3.26.     Internal Controls, Audits and Investigations..........................................     35
         Section 3.27.     Debarment, Suspension and Exclusion...................................................     35
         Section 3.28.     Absence of Unlawful Payments..........................................................     35
         Section 3.29.     No Undisclosed Liabilities of Carter Ground Fueling, Ltd..............................     35
         Section 3.30.     NO ADDITIONAL REPRESENTATIONS.........................................................     36

Article IV. REPRESENTATIONS AND WARRANTIES REGARDING SELLER......................................................     36

         Section 4.1.      Organization..........................................................................     36
         Section 4.2.      Authorization.........................................................................     36
         Section 4.3.      Noncontravention......................................................................     37
         Section 4.4.      Brokers' Fees.........................................................................     37

Article V. REPRESENTATIONS AND WARRANTIES REGARDING BUYER........................................................     37

         Section 5.1.      Organization..........................................................................     37
         Section 5.2.      Authorization.........................................................................     37
         Section 5.3.      Financial Capacity....................................................................     38
         Section 5.4.      Noncontravention......................................................................     38
         Section 5.5.      Government Authorizations.............................................................     38
         Section 5.6.      Litigation............................................................................     38
         Section 5.7.      Brokers' Fees.........................................................................     38
         Section 5.8.      Investment............................................................................     39
         Section 5.9.      Information...........................................................................     39

Article VI. COVENANTS............................................................................................     39

         Section 6.1.      Conduct of the Company................................................................     39
         Section 6.2.      Access to Information.................................................................     42
         Section 6.3.      Commercially Reasonable Efforts.......................................................     43
         Section 6.4.      HSR Act Compliance; Government Approvals..............................................     43
         Section 6.5.      Public Announcements..................................................................     44
         Section 6.6.      Notification of Certain Matters.......................................................     45
         Section 6.7.      Post-Closing Access; Preservation of Records..........................................     45
         Section 6.8.      Further Assurances....................................................................     46
         Section 6.9.      Director and Officer Indemnification..................................................     46
         Section 6.10.     Exclusivity...........................................................................     46
         Section 6.11.     Reorganization........................................................................     47
         Section 6.12.     Severance and Transaction Bonus Payments..............................................     48
         Section 6.13.     Split-Dollar Life Insurance Policy....................................................     48
         Section 6.14.     Pre Closing Financials................................................................     48
         Section 6.15.     Cooperation with Davis Litigation and LETS Dispute....................................     48
         Section 6.16.     Support for Indemnification Obligations...............................................     49
         Section 6.17.     280G Compliance.......................................................................     49
         Section 6.18.     Insurance Policies....................................................................     50

Article VII. CONDITIONS TO CLOSING...............................................................................     50

         Section 7.1.      Conditions Precedent to Obligations of Buyer and Seller...............................     50
         Section 7.2.      Conditions Precedent to Obligation of Seller..........................................     50
         Section 7.3.      Conditions Precedent to Obligations of Buyer..........................................     51

Article VIII. LIMITATIONS........................................................................................     52

         Section 8.1.      Waiver of Damages.....................................................................     52
         Section 8.2.      Consequential Damages.................................................................     52

Article IX. INDEMNIFICATION......................................................................................     53

         Section 9.1.      General Indemnification by Seller.....................................................     53
         Section 9.2.      General Indemnification by Buyer......................................................     53
         Section 9.3.      Certain Limitations...................................................................     54
         Section 9.4.      Indemnification Procedures............................................................     56
         Section 9.5.      Exclusive Remedy......................................................................     58
         Section 9.6.      Mitigation............................................................................     58

Article X. TERMINATION...........................................................................................     58

         Section 10.1.     Termination Events....................................................................     58
         Section 10.2.     Effect of Termination.................................................................     58

Article XI. MISCELLANEOUS........................................................................................     59

         Section 11.1.     Parties in Interest...................................................................     59
         Section 11.2.     Assignment............................................................................     59
         Section 11.3.     Notices...............................................................................     59
         Section 11.4.     Amendments and Waivers................................................................     61
         Section 11.5.     Exhibits and Disclosure Schedule......................................................     61
         Section 11.6.     Headings..............................................................................     61
         Section 11.7.     Construction..........................................................................     61
         Section 11.8.     No Other Representations or Warranties................................................     61
         Section 11.9.     Entire Agreement......................................................................     62
         Section 11.10.    Severability..........................................................................     62
         Section 11.11.    Expenses..............................................................................     62
         Section 11.12.    Governing Law.........................................................................     63
         Section 11.13.    Consent to Jurisdiction; Waiver of Jury Trial.........................................     63
         Section 11.14.    Specific Performance..................................................................     63
         Section 11.15.    Counterparts..........................................................................     64

EXHIBITS

Exhibit A - Form of Release
Exhibit B - Form of Lease

DISCLOSURE SCHEDULES

Schedule 2.3(a)            Purchase Price Adjustment

Schedule 3.1               Organization

Schedule 3.2               Noncontravention

Schedule 3.3               Title to Shares

Schedule 3.4(a)            Subsidiaries of the Company; Capitalization

Schedule 3.4(b)            Subsidiaries of the Company; Capitalization

Schedule 3.4(c)            Capital Stock

Schedule 3.6               Financial Statements

Schedule 3.7               Absence of Certain Changes

Schedule 3.8               Past Tax Returns

Schedule 3.8(k)            Section 280G Matters

Schedule 3.9(b)            Leased Real Property

Schedule 3.10(a)           Intellectual Property

Schedule 3.10(b)           Intellectual Property

Schedule 3.11              Environmental Matters

Schedule 3.12(a)(i)-(xx)   Material Contracts

Schedule 3.13              Insurance

Schedule 3.14              Litigation

Schedule 3.15(a)           Employee Benefit Plans

Schedule 3.15(g)           Defined Benefit Plans

Schedule 3.15(i)           Employee Welfare Benefit Plan

Schedule 3.15(j)           Foreign Plans

Schedule 3.15(k)           Labor Relations

Schedule 3.15(l)           Triggering Events

Schedule 3.15(n)           Employees

Schedule 3.18              Brokers' Fees

Schedule 3.19              No Undisclosed Liabilities

Schedule 3.21              Transactions with Affiliates

Schedule 3.22              Customers and Suppliers

Schedule 3.23              Warranties

Schedule 3.24              Government Contracts, Subcontracts and Bids

Schedule 3.25              Compliance Regarding Government Contracts and Bids

Schedule 3.26              Internal Controls, Audits and Investigations

Schedule 3.29              No Undisclosed Liabilities of Carter Ground Fueling, Ltd.

Schedule 4.3               Noncontravention

Schedule 4.4               Brokers' Fees

Schedule 6.1               Conduct of the Company

Schedule 6.11(a)           Reorganization

Schedule 6.12              Severance and Transaction Bonus Payments

Schedule 6.13              Split-Dollar Insurance Policy

Schedule 7.3(e)            Consents and Approvals

Schedule 7.3(f)            Payoff Letters

                               PURCHASE AGREEMENT

      Purchase Agreement, dated as of December 24, 2006, by and between V.G.A.T. Investors, LLC, a limited liability company organized under the laws of Delaware ("Seller"), and Eaton Corporation, an Ohio corporation ("Buyer"). Seller and Buyer are referred to collectively herein as the "Parties."

                                   WITNESSETH

      WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the "Shares") in AT Holdings Corporation, a Delaware corporation (the "Company");

      WHEREAS, Seller and Buyer intend that Seller shall retain certain assets that are currently held by the Company or one of its Subsidiaries, as defined herein as the Excluded Assets;

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth in this Agreement; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties, herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

                                   Article I.

                                  DEFINITIONS

      Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

      "9.25% Notes" means the 9.25% notes issued under the Indenture, dated as of June 23, 2004, among Argo-Tech, the Subsidiary Guarantors (as defined therein) and BNY Midwest Trust Company, as Trustee.

      "11.75% Notes" means the 11.75% notes issued under and the Indenture, dated as of October 28, 2005, between the Company and the Bank of New York Trust Company, N.A., as Trustee.

      "ACS Spin-Off" means each of the creation of Aviation Component Solutions, Inc. ("ACSI"), the contribution of assets and Liabilities to ACSI and the distribution of the stock of ACSI to or from a member of the Company Group.

      "ACSI" has the meaning set forth in the definition of ACS Spin-Off.

      "Action" means any action, charge, complaint, material grievance, arbitration, investigation, suit, claim or other proceeding, at law or in equity, by or before any court or other Governmental Authority.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Agreement" means this Purchase Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

      "Arbitrator" has the meaning set forth in Section 2.4(b).

      "Argo-Tech" means Argo-Tech Corporation, a Delaware corporation.

      "ATC Costa Mesa" has the meaning set forth in the definition of Excluded Assets.

      "ATC (HBP)" has the meaning set forth in the definition of Excluded
Assets.

      "Audited Financial Statements" has the meaning set forth in Section
3.6(a).

      "Balance Sheet Date" means October 28, 2006.

      "Basket Damages" has the meaning set forth in Section 9.3(b).

      "Benchmark" has the meaning set forth in Section 2.3(b).

      "Bonus Payments" has the meaning set forth in Section 6.12.

      "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.

      "Buyer" has the meaning set forth in the preamble to this Agreement.

      "Buyer Group" has the meaning set forth in Section 9.1.

      "Buyer's Surviving Representations" has the meaning set forth in Section 9.2.

      "Capitalized Lease Obligations" means, with respect to any Person, for any applicable period, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "Cash" means at any particular time, all cash and cash equivalents of the Company Group, determined in accordance with GAAP, other than any cash and cash equivalents subject to any Lien or any limitation on repatriation to the United States or similar limitation.

      "Closing" has the meaning set forth in Section 2.5.

      "Closing Adjustment Statement" has the meaning set forth in Section
2.4(a).

      "Closing Cash" has the meaning set forth in Section 2.4(a).

      "Closing Date" means the date the Closing occurs pursuant to Section 2.5.

      "Closing Debt" has the meaning set forth in Section 2.4(a).

      "Closing Working Capital" has the meaning set forth in Section 2.4(a).

      "COBRA" means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, and any similar state Law.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Commission" has the meaning set forth in Section 3.6(b).

      "Company" has the meaning set forth in the recitals to this Agreement.

      "Company Group" means the Company and the Company's Subsidiaries but excludes the entities and assets included in the Excluded Assets and the Excluded Liabilities.

      "Company Intellectual Property" has the meaning set forth in Section 3.10(b).

      "Company Plans" has the meaning set forth in Section 3.15(a).

      "Consents" means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

      "Control" means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

      "Costa Mesa Property" has the meaning set forth in the definition of Excluded Assets.

      "Credit Agreement" means the Fourth Amended and Restated Credit Agreement, dated as of September 13, 2005, between Argo-Tech, National City Bank, as Administrative Agent, and the other signatories thereto.

      "Cryogenics" has the meaning set forth in the definition of Excluded
Assets.

      "Current Policy" has the meaning set forth in Section 6.18.

      "Damages" means all losses, claims, damages, payments, penalties, fines, interest, Taxes, Liabilities, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys', experts', consultants' and other representatives' fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party's rights hereunder).

      "Davis Litigation" has the meaning set forth in the definition of Excluded Assets.

      "De Minimis Amount" has the meaning set forth in Section 9.3(b).

      "Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer on the date hereof.

      "Effective Time" has the meaning set forth in Section 2.5.

      "Environmental Laws" means any Law existing on the date hereof concerning
(i) pollution or protection of the environment or (ii) exposure of persons to toxic or hazardous substances; provided, however, that the term "Environmental Law" shall not include any Law relating to worker safety matters to the extent not related to exposure to Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any Person that at any relevant time is considered a single employer with the Company Group under section 414 of the Code.

      "Estimated Cash" has the meaning set forth in Section 2.3(a).

      "Estimated Debt" has the meaning set forth in Section 2.3(a).

      "Estimated Reorganization Taxes" means the amount of the Reorganization Taxes, as estimated in good faith by the Company's accountants, in consultation with Buyer's accountants, prior to the Closing.

      "Estimated Working Capital" has the meaning set forth in Section 2.3(a).

      "Excluded Assets" means: (i) the cryogenics division of Argo-Tech Corporation Costa Mesa, a California corporation wholly-owned by Argo-Tech ("ATC Costa Mesa", and the cryogenics division, "Cryogenics"), the assets and liabilities of which are identified on Section 6.11(i) of the Disclosure Schedule; (ii) the real property located at 671 West Seventeenth Street, Costa Mesa, California 92627 owned by ATC Costa Mesa (the "Costa Mesa Property");
(iii) Argo-Tech Corporation (HBP), a Delaware corporation wholly-owned by Argo-Tech ("ATC (HBP)"); (iv) Argo Tracker Corporation, a Delaware corporation wholly-owned by the Company; and (v) J.C. Carter Japan K.K., a Japanese limited liability company wholly-owned by ATC Costa Mesa ("JKK"). The Excluded Assets will also include all Intellectual Property that would otherwise constitute Company Intellectual Property but that primarily relates to, or is used in the business of or otherwise in connection with, any of the Excluded Assets identified in the prior sentence, subject to a worldwide, royalty-free, fully paid-up, non-exclusive right and license to Buyer and its Affiliates to use and sublicense such Intellectual Property in connection with the business of the Company Group and the business of Buyer and its Affiliates as of the date hereof, including (A) a worldwide, royalty-free, fully paid-up, non-exclusive right and license to use and sublicense the "Carter" name and Mark and the "J.C. Carter" name and Mark in connection with the current businesses of Cryogenics and JKK and (B) a worldwide, royalty-free, fully paid-up, non-exclusive right and license to use the "Argo-Tech" name and Mark on existing inventory of stationary, signage and similar items, but only for a transitional period after the Closing Date. Notwithstanding the above, the term "Excluded Assets" shall not include the Company Plans (as defined in Section 3.15(a)) or any assets related thereto.

      "Excluded Assets Distribution" has the meaning set forth in Section
6.16(a).

      "Excluded Liabilities" means any and all Liabilities arising from or related to: (i) the ownership, use or operation of the assets or business constituting the Excluded Assets or of any entity the stock or other equity interests of which is included in the Excluded Assets; (ii) the Reorganization (including any Taxes arising out of or related thereto); (iii) the ACS Spin-Off and the ownership, use or operation of the assets or business of ACSI by any member of the Company Group; (iv) Brian Davis, et al. v. Argo-Tech Corporation, et al. (Cuyahoga County Court of Common Pleas, Case No. 05 CV 552002) (the "Davis Litigation") and (v) the contract dispute between Carter Ground Fueling, Ltd. and Leading Edge Technologies Services LLC, a Dubai based IT services company ("LETS Dispute"); provided that in no event will the Excluded Liabilities include any Liabilities for: (A) Taxes (except as expressly set forth in this Agreement); (B) any breach of Environmental Law or any permit or other authorization required by any Environmental Law; (C) any Action brought pursuant to any Environmental Law, any disposal or release of Hazardous Materials, or that otherwise relate to pollution or protection of the environment or the exposure of persons to toxic or hazardous substances; or (D) the Company Plans (as defined in Section 3.15(a)) or any Liabilities related thereto.

      "Expected Payment" has the meaning set forth in Section 3.8(k).

      "Expiration Date" has the meaning set forth in Section 10.1(b).

      "Expired Policy" has the meaning set forth in Section 6.18.

      "Final Closing Adjustment Statement" has the meaning set forth in Section 2.4(f).

      "Final Reorganization Taxes Statement" has the meaning set forth in
Section 2.9(h).

      "Financial Statements" has the meaning set forth in Section 3.6(a).

      "Foreign Plans" has the meaning set forth in Section 3.15(j).

      "Fundamental Representations" has the meaning set forth in Section 9.1.

      "GAAP" means United States generally accepted accounting principles consistently applied.

      "Giveback Provision" has the meaning set forth in Section 6.16(a).

      "Government Bid" means any bid, offer, proposal or response to solicitation that, if accepted or awarded, would result in the establishment of a Government Contract.

      "Government Contract" means any contract, agreement, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle that exists between any member of the Company Group and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

      "Governmental Authority" means any US or foreign federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

      "Hazardous Materials" means (i) asbestos, polychlorinated biphenyls or petroleum, (ii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" by any Environmental Law, or (iii) any substance, material or waste that is regulated by any Environmental Law because it is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" means, without duplication: (i) all indebtedness of the Company Group for borrowed money, whether current, short-term, or long-term, secured or unsecured (including all obligations for principal and accrued but unpaid interest, but excluding prepayment premiums, penalties, breakage costs and other similar obligations, and also excluding trade accounts payable); (ii) all indebtedness of the Company Group for the deferred purchase price for purchases of property outside the ordinary course of business that is not evidenced by trade accounts payables; (iii) any payment or obligations of the Company Group in respect of letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (iv) any Liability of the Company Group with respect to interest rate swaps, collars, caps and similar hedging obligations; (v) any Capitalized Lease Obligations of the Company Group;
(vi) any indebtedness referred to in clauses (i) through (v) above that is directly or indirectly guaranteed by any member of the Company Group and (v) to the extent not paid at or prior to Closing, the Bonus Payments.

      "Indemnified Claim" has the meaning set forth in Section 9.4(f).

      "Indemnified Officers" has the meaning set forth in Section 6.9.

      "Indemnified Party" has the meaning set forth in Section 9.2.

      "Indemnifying Party" has the meaning set forth in Section 9.2.

      "Indemnity Reduction Amounts" has the meaning set forth in Section 9.3(c).

      "Indentures" mean, collectively, the Indenture, dated as of June 23, 2004, among Argo-Tech, the Subsidiary Guarantors (as defined therein) and BNY Midwest Trust Company, as Trustee, and the Indenture, dated as of October 28, 2005, between the Company and the Bank of New York Trust Company, N.A., as Trustee.

      "Injunction" has the meaning set forth in Section 6.3.

      "Intellectual Property" means all: (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated therewith (collectively, "Marks"); (c) copyrights, whether registerered or unregistered and all other rights corresponding, registrations and applications thereof); (d) trade secrets, research records, processes, procedures, formulae, know-how, engineering process, records of invention, customer lists and related customer information, databases, confidential business information, copyrightable work, technology, blue prints, designs, plans, invention disclosures, inventions (whether or not patentable or reduced to practice), in each case to the extent protectable under applicable Law; and
(e) computer software (including source code, data, databases and related documentation).

      "International Competition Laws" has the meaning set forth in Section 6.4(c).

      "Inventory" means inventory of raw materials, work in process, finished goods, packaging materials and supplies and related items, including all inventory (as defined in the Uniform Commercial Code in effect in the State of Ohio as of the date hereof), in each case whether on hand or in transit and including inventory on consignment to customers.

      "JKK" has the meaning set forth in the definition of Excluded Assets.

      "Knowledge" means: (i) with respect to Seller, the actual knowledge, or the knowledge one would be expected to have after reasonable inquiry and investigation with respect to matters within the scope of one's employment and/or assigned duties, of Michael Lipscomb, Paul R. Keen, Frank Dubey, Richard
T. Walker, John S. Glover, Chris Michael and Catherine Kramer, and, solely with respect to Section 3.15 and the benefit related provisions of Section 3.8, Sharon Iafelice and Michelle McCormick; and (ii) with respect to Buyer, the actual knowledge, or the knowledge one would be expected to have after reasonable inquiry and investigation with respect to matters within the scope of one's employment and/or assigned duties, of David S. Barrie, Ken D. Semelsberger and Mary E. Huber.

      "Laws" means all applicable federal, state, local and foreign laws, statutes, constitutions, rules, regulations, ordinances and similar provisions having the force of law and all judgments, rulings, orders, decrees, injunctions, guidance and guidelines of Governmental Authorities.

      "Leased Real Property" has the meaning set forth in Section 3.9(b).

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

      "Licenses" means licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications of any governmental or administrative agency or authority (whether federal, state or local) and accrediting bodies.

      "Lien" means any mortgage, pledge, lien, encumbrance, restriction, option, charge, claim, easement, deed of trust, mortgage, conditional sales agreement, right of first refusal or other security interest or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, voluntarily incurred or arising by operation of law.

      "LLC Agreement" has the meaning set forth in Section 6.16(a).

      "Marks" has the meaning set forth in the definition of Intellectual Property.

      "Material Adverse Effect" means: (a) with respect to the Company Group, an event, factor, circumstance, development, condition, change, effect, fact or occurrence having, individually or in the aggregate, a material adverse effect on: (A) the business, operations, assets, Liabilities or condition (financial or otherwise), or results of operations, of the Company Group, taken as a whole, excluding, in each case, any such event, factor or occurrence resulting from or arising out of or in connection with (i) general economic, industry or market events, occurrences, developments, circumstances or conditions, (ii) changes in applicable Laws, (iii) changes in accounting principles that are required to be made by the Company Group under GAAP, (iv) changes in political conditions (including acts of war, whether or not declared, armed hostilities or terrorism unless in any such case causing material damage to the facilities of the Company Group), (v) the public announcement of the transactions contemplated by this Agreement (other than the Reorganization), or (vi) any action permitted under this Agreement or taken with the consent of the Buyer, except in the case of each of clauses (i) and (ii), to the extent the Company Group is affected in a disproportionate manner as compared to other Persons engaged in the businesses in which the Company Group is engaged; or (B) the ability of Seller or the Company Group to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transaction contemplated by, this Agreement.

      "Material Contracts" has the meaning set forth in Section 3.12.

      "Merger" means the transactions consummated in connection with the Agreement and Plan of Merger, dated as of September 13, 2005, among the Company, Argo-Tech, Greatbanc Trust Company, as Trustee for the Argo-Tech Corporation Employee Stock Ownership Plan, Seller and Vaughn Merger Sub, Inc.

      "Nonassignable Policy" has the meaning set forth in Section 6.18.

      "Non-Company Software" means any and all third party software, applications and modules, whether in source code or object code, licensed to, used by or held for use by any member of the Company Group.

      "Objection" has the meaning set forth in Section 2.4(b).

      "Open Source Software" means computer software or firmware that is distributed at no charge or under a compulsory license agreement (including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, and Eclipse Public License) that requires the licensee to (i) include the source code of such software or firmware with any distribution of such software or firmware, (ii) distribute any modifications of such software or firmware under such license agreement, and/or (iii) permit the licensee's downstream licensees to modify such software or firmware.

      "Other Parties" has the meaning set forth in Section 3.12(b).

      "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by a member of the Company Group and used in the Company's business.

      "Parties" has the meaning set forth in the preamble to this Agreement.

      "Permitted Liens" means any: (a) mechanic's, materialmen's, laborer's, workmen's, repairmen's, carrier's and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business for amounts not delinquent; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable as of the Closing Date or, if so due, (i) not delinquent or
(ii) being contested in good faith through appropriate proceedings; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements;
(d) pledges or deposits under workers' compensation legislation, unemployment insurance Laws or similar Laws; (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not materially violated by the current use or occupancy of such real property or the operation of the Company Group thereon; (f) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals listed in the Disclosure Schedule; and (g) Liens that do not materially interfere with the use of any asset that is material to the business conducted by the Company Group.

      "Person" means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

      "Proposed Reorganization Taxes Statement" has the meaning set forth in
Section 2.9(c).

      "Public Reports" has the meaning set forth in Section 3.6(b).

      "Purchase Price" means $695,000,000, subject to adjustment as set forth in
Article II.

      "Real Property Leases" has the meaning set forth in Section 3.9(b).

      "Remedies Exception" means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

      "Reorganization" has the meaning set forth in Section 6.11(a).

      "Reorganization Taxes" means the net amount of Taxes payable by the Company or any of its Subsidiaries solely as a result of (i) the transactions constituting the Reorganization (as described in Section 6.11(a) of the Disclosure Schedule) and (ii) the ACS Spin-Off (for the avoidance of doubt, taking into account any item of loss or expense generated by any aspect of the Reorganization or the ACS Spin-Off).

      "Reorganization Taxes Indemnification Period" has the meaning set forth in
Section 9.3(d).

      "Right" means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class or any restricted stock or phantom equity, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Seller" has the meaning set forth in the preamble to this Agreement.

      "Seller Group" has the meaning set forth in Section 9.2.

      "Seller's Surviving Representations" has the meaning set forth in Section 9.1.

      "Shares" has the meaning set forth in the recitals to this agreement.

      "Subsidiary," when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity or (ii) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof or (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

      "Surviving Covenants" has the meaning set forth in Section 9.3(d).

      "Surviving Representations" has the meaning set forth in Section 9.2.

      "Tax" means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, in each case imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any extension, schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

      "Third Party Claim" has the meaning set forth in Section 9.4(a).

      "Threshold Amount" has the meaning set forth in Section 9.3(b).

      "Transaction Documents" means this Agreement and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

      "Transfer Taxes" means all transfer or similar Taxes (excluding Taxes measured by net income), including sales, real property, use, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

      "Unaudited Financial Statements" has the meaning set forth in Section 3.6(a).

      "Unlawful Payment" has the meaning set forth in Section 3.28(a).

      "WARN Act" has the meaning set forth in Section 3.15(k).

      "Working Capital" means those categories of current assets and liabilities of the Company Group identified as being included in working capital as set forth in the "Working Capital" portion of Section 2.3(a) of the Disclosure Schedule; provided that for purposes of determining Estimated Working Capital in accordance with Section 2.3 and Closing Working Capital in accordance with
Section 2.4, accrued but unpaid income Taxes which shall take into account any non-deductible payment under Section 280G of the Code and income Tax receivables, net of any applicable valuation allowance, shall be included in the calculation of "Working Capital" (for the avoidance of doubt, taking into account any deduction, expense or loss attributable to the payment of the Bonus Payments or the exercise or termination of all outstanding options to purchase Shares or any Expected Payments for any Tax period ending on or prior to the Closing Date). Also for the avoidance of doubt, Working Capital shall exclude deferred Tax assets and Liabilities and the Excluded Assets and Excluded Liabilities and shall include accrued income Taxes of the Excluded Assets.

      Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a "day" or a number of "days" (without explicit reference to "Business Days") shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

                                  Article II.

                         PURCHASE AND SALE OF THE SHARES

      Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares at the Closing, for the consideration specified in Section 2.2. Prior to the Closing Date, Buyer may, upon prior written notice to Seller, assign its right to purchase the Shares to one or more of its wholly owned Subsidiaries for the purpose of carrying out the transactions contemplated hereby; provided that no such assignment shall relieve Buyer of its obligations hereunder.

      Section 2.2. Purchase Price. At Closing, Buyer shall pay the Purchase Price in immediately available funds by wire transfer to an account or accounts that have been designated by Seller to Buyer at least five Business Days prior to the Closing.

      Section 2.3. Estimated Purchase Price Adjustment.

      (a) At least five Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer a statement, in substantially the form of Section 2.3(a) of the Disclosure Schedule (which sets forth a calculation of Cash, Indebtedness and Working Capital, determined as if the Closing had occurred on October 28, 2006), setting forth the Company's reasonable, good faith estimate of (i) the amount of Cash as of the Effective Time on the Closing Date (the "Estimated Cash"), (ii) the amount of Indebtedness as of the Effective Time on the Closing Date (the "Estimated Debt") and (iii) the amount of Working Capital as of the Effective

Time on the Closing Date (the "Estimated Working Capital") and, in each case, the basis for the calculation thereof.

      (b) The purchase price paid by the Buyer at Closing shall be increased by
(i) the Estimated Cash, and (ii) if the Estimated Working Capital minus the Benchmark is positive, by the amount of such excess. The purchase price paid by the Buyer at Closing shall be decreased by (A) Estimated Debt, and (B) if the Benchmark minus the Estimated Working Capital is positive, by the amount of such excess. The "Benchmark" shall be $37,000,000.

      Section 2.4. Post-Closing Purchase Price Adjustment.

      (a) Within sixty days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Closing Adjustment Statement"), setting forth Buyer's calculation of (i) the amount of Cash as of the Effective Time on the Closing Date ("Closing Cash"), (ii) the amount of Indebtedness as of the Effective Time on the Closing Date ("Closing Debt") and (iii) the Working Capital as of the Effective Time on the Closing Date ("Closing Working Capital"). The (i) Closing Adjustment Statement shall be prepared in accordance with Section 2.3(a) of the Disclosure Schedule and otherwise in accordance with GAAP and (ii) the net book value of the Inventory shall be computed based upon the quantities of Inventory on hand as of the Closing Date as determined through a physical inventory conducted by Buyer within five days of such date. Seller or its representatives may observe such physical inventory.

      (b) If Seller reasonably disagrees with the calculation of Closing Cash, Closing Debt or Closing Working Capital set forth in the Closing Adjustment Statement (on the basis of mathematical errors, failure to adhere to the requirements of Section 2.3(a) of the Disclosure Schedule or failure to otherwise adhere to GAAP), Seller may deliver to Buyer a written notice of such objection no later than thirty days after the date on which Buyer delivered the Closing Adjustment Statement to Seller, which notice shall specify the nature of each dispute and the basis therefor (an "Objection"). Failure by Seller to deliver an Objection within such thirty-day period will be deemed to be Seller's acceptance of the Closing Adjustment Statement as the Final Closing Adjustment Statement. The Parties shall attempt in good faith to reach agreement resolving all disputes set forth in the Objection within thirty days after its delivery. If the Parties are unable to resolve any or all such disputes within such thirty-day period, the Parties shall, promptly after the expiration of such period, submit for resolution all unresolved disputes to the Cleveland, Ohio office of PricewaterhouseCoopers (or if the Cleveland, Ohio office of PricewaterhouseCoopers cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of Seller and Buyer, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by Seller and Buyer in the conduct of their respective businesses) (the "Arbitrator") as an arbiter for resolution. In selecting the Arbitrator in accordance with the preceding sentence for purposes of this Agreement, the Parties hereby waive any conflict or potential conflict arising from any services performed by such firm for the Company Group, Seller, Buyer or any of their respective Affiliates.

      (c) Promptly, but no later than thirty days after its acceptance of its appointment as Arbitrator, the Arbitrator shall determine, based solely on presentations by Buyer and Seller and not by independent review, those items in dispute on the Closing Adjustment Statement and shall render a written report to Buyer and Seller as to the resolution of each dispute and the resulting calculation of Closing Cash, Closing Debt and/or Closing Working Capital, as applicable. In resolving any disputed item, the Arbitrator (i) shall not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party; (ii) shall rule only on the objections raised by the Parties, accepting all other aspects of the Closing Adjustment Statement; and (iii) shall have no right, authority or discretion to employ any accounting standard or principles except for those provided for herein. The Arbitrator will have exclusive jurisdiction over, and resort to the Arbitrator as provided in this Section 2.4(c) will be the sole recourse and remedy of, the Parties against one another or any other Person with respect to any disputes arising out of or relating to Closing Cash, Closing Debt or Closing Working Capital. The Arbitrator's determination will be conclusive and binding on the Parties and will be enforceable in a court of competent jurisdiction.

      (d) Each Party shall cooperate with and make available to the other Party and its representatives all records, and shall permit access to its facilities and personnel, as reasonably required in connection with the preparation and analysis of the Closing Adjustment Statement and the resolution of any disputes with respect thereto.

      (e) The fees and expenses of the Arbitrator shall be borne by each Party in the proportion that the aggregate dollar amount of items submitted to the Arbitrator that are unsuccessfully disputed by such Party bears to the aggregate dollar amount of all items submitted to the Arbitrator.

      (f) As used herein, the term "Final Closing Adjustment Statement" means
(i) the Closing Adjustment Statement if Seller does not deliver an Objection in accordance with Section 2.4(b); (ii) if Seller timely gives an Objection and all of the disputed items are resolved by agreement of the Parties, the Closing Adjustment Statement, as amended, if necessary, to reflect such resolution of all disputes; or (iii) if any disputed items are submitted to the Arbitrator for resolution, the Closing Adjustment Statement, as amended, if necessary, to reflect any resolution of any disputes by agreement of the Parties and the resolution of all other disputes by the Arbitrator.

      (g) If (i) Closing Working Capital plus Closing Cash is less than (ii) Estimated Working Capital plus Estimated Cash, Seller shall pay Buyer, as an adjustment to the Purchase Price, the amount of such deficit. If (A) Closing Working Capital plus Closing Cash is greater than (B) Estimated Working Capital plus Estimated Cash, Buyer shall pay Seller, as an adjustment to the Purchase Price, the amount of such excess. If (i) Closing Debt is greater than (ii) Estimated Debt, Seller shall pay Buyer, as an adjustment to the Purchase Price, the amount of such excess. If (A) Closing Debt is less than (B) Estimated Debt, Buyer shall pay Seller, as an adjustment to the Purchase Price, the amount of such deficit.

      (h) The net amount of any payment required to be made under this Section
2.4 shall (i) be made by wire transfer of immediately available funds no later than five Business Days after the date on which the Closing Adjustment Statement becomes the Final Closing Adjustment Statement as provided in this Section 2.4 and (ii) shall bear interest at a rate equal to 8% per annum from the Closing Date to the date of payment.

      Section 2.5. Closing. Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement, other than the Reorganization, (the "Closing") shall take place (a) at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, as soon as possible but in no event later than the third Business Day after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or (b) at such other time and/or place as the Parties may mutually agree in writing. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the "Effective Time").

      Section 2.6. Closing Deliveries.

      (a) At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following:

      (i) stock powers endorsed in blank necessary to transfer the certificates representing the Shares to Buyer and originals of all certificated securities representing the equity interests in the Company;

      (ii) resignations or terminations of the executive officers, directors and managers of the Company Group from their status as executive officers, directors and managers effective as of the Closing (other than those Persons identified by Buyer prior to Closing with respect to whom such resignation or termination is not required);

      (iii) the certificates referred to in Sections 7.3(a) and 7.3(b);

      (iv) a non-foreign affidavit, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a "foreign person" as defined in
   Section 1445 of the Code;

      (v) a Seller Release, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, duly executed by Seller;

      (vi) a lease, between ATC (HBP) and Argo-Tech Corporation (OEM) in substantially the form attached hereto as Exhibit B, with such amendments as are in form and substance reasonably acceptable to Buyer, for the lease of space in Cleveland, Ohio, duly executed by the parties thereto;

      (vii) a lease, between ATC Costa Mesa and the owner of the Costa Mesa Property in substantially the form attached hereto as Exhibit B, with such amendments, including with respect to economic terms, as are in form and substance reasonably acceptable to Buyer, for the lease of space in Costa Mesa, California, duly executed by the parties thereto; and

      (viii) all other documents required to be delivered by Seller to Buyer at the Closing pursuant to this Agreement.

      (b) At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

      (i) the Purchase Price in immediately available funds to the account as provided in Section 2.2;

      (ii) the certificates referred to in Sections 7.2(a) and 7.2(b); and

      (iii) all other documents required to be delivered by Buyer to Seller at the Closing pursuant to this Agreement.

      Section 2.7. Satisfaction of Conditions. All conditions to the obligations of Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for purposes of
Article VII upon the Closing.

      Section 2.8. Transfer Taxes. All applicable Transfer Taxes (including any stock Transfer Taxes due as a result of the sale of the Shares and Transfer Taxes, if any, imposed upon the transfer of real and personal property) payable in connection with this Agreement, the transactions, other than the Reorganization, contemplated by this Agreement or the documents giving effect to such transactions will be paid by Buyer. Notwithstanding anything to the contrary herein, Seller shall be liable for all Transfer Taxes due or payable as a result of or in connection with the Reorganization.

      Section 2.9. Reorganization Taxes.

      (a) As soon as practicable after the date hereof, and in any event at least ten Business Days prior to the Closing Date, the Company shall deliver to Buyer and Seller a statement of the Estimated Reorganization Taxes. Buyer and Seller shall use their reasonable best efforts to agree on the amount of the Reorganization Taxes, or on as many elements thereof as are possible, prior to the Closing Date. Buyer, Seller and the Company shall cooperate, and shall cause their respective accountants to cooperate, in the determination of the Reorganization Taxes. If Buyer and Seller are not able to agree on the amount of the Reorganization Taxes, or on any element thereof, prior to Closing, then the amount of the Estimated Reorganization Taxes (or the element thereof) for purposes of Closing shall be the amount initially proposed by the Company.

      (b) At the Closing, the Purchase Price shall be increased or decreased, as applicable, by the amount of the Estimated Reorganization Taxes;

      (c) If Buyer and Seller have agreed on the amount of the Reorganization Taxes prior to Closing, then the agreed amount shall be the amount of Estimated Reorganization Taxes and also the amount of Reorganization Taxes. If there are unagreed items at Closing, then within 10 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Proposed Reorganization Taxes Statement"), containing Seller's computation of the Reorganization Taxes.

      (d) If Buyer reasonably disagrees with the Proposed Reorganization Taxes Statement, then Buyer may deliver to Seller an Objection no later than thirty days after the date on which Seller delivered the Proposed Reorganization Taxes Statement to Buyer; provided, however, that if Seller has not provided to Buyer prior to the Closing such appraisals and business valuations reasonably satisfactory to Buyer with respect to the value of any material Excluded Asset, then Buyer may deliver to Seller an Objection no later than ten days after Buyer has received, at Seller's cost, such appraisals and business valuations. Failure by Buyer to deliver an Objection within such thirty-day period will be deemed to be Buyer's acceptance of the Proposed Reorganization Taxes Statement as the Final Reorganization Taxes Statement. The Parties shall attempt in good faith to reach agreement resolving all disputes set forth in the Objection within thirty days after its delivery. If the Parties are unable to resolve any or all such disputes within such thirty-day period, then the Parties shall, promptly after the expiration of such period, submit all unresolved disputes to the Arbitrator as an arbiter for resolution.

      (e) Promptly, but no later than thirty days after its acceptance of its appointment as Arbitrator, the Arbitrator shall determine, based solely on presentations by Buyer and Seller and not by independent review, those items in dispute on the Proposed Reorganization Taxes Statement and shall render a written report to Buyer and Seller as to the resolution of each dispute and the resulting calculation of the Reorganization Taxes. In resolving any disputed item, the Arbitrator (i) shall not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party; and (ii) shall rule only on the objections raised by the Parties, accepting all other aspects of the Proposed Reorganization Taxes Statement. The Arbitrator will have exclusive jurisdiction over, and resort to the Arbitrator as provided in this Section 2.9(e) will be the sole recourse and remedy of, the Parties against one another with respect to any disputes arising out of or relating to Reorganization Taxes (other than as provided in Section 9.1(iv)). In particular, Reorganization Taxes shall be excluded from the computation of Estimated Working Capital and Closing Working Capital pursuant to Sections 2.3 and 2.4. The Arbitrator's determination will be conclusive and binding on the Parties and will be enforceable in a court of competent jurisdiction.

      (f) Each Party shall cooperate with and make available to the other Party and its representatives all records, and shall permit access to its facilities and personnel, as reasonably required in connection with the preparation and analysis of the Proposed Reorganization Taxes Statement and the resolution of any disputes with respect thereto.

      (g) The fees and expenses of the Arbitrator shall be borne by each Party in the proportion that the aggregate dollar amount of items submitted to the Arbitrator that are unsuccessfully disputed by such Party bears to the aggregate dollar amount of all items submitted to the Arbitrator.

      (h) As used herein, the term "Final Reorganization Taxes Statement" means:
(i) the Proposed Reorganization Taxes Statement, if Buyer does not deliver an Objection in accordance with Section 2.9(d); (ii) if Buyer timely gives an Objection and all of the disputed items are resolved by agreement of the Parties, the Proposed Reorganization Taxes Statement, as amended, if necessary, to reflect such resolution of all disputes; or (iii) if any disputed items are submitted to the Arbitrator for resolution, the Proposed Reorganization Taxes Statement, as amended, if necessary, to reflect any resolution of any disputes by agreement of the Parties and the resolution of all other disputes by the Arbitrator.

      (i) If the amount of the Reorganization Taxes, as reflected on the Final Reorganization Taxes Statement, exceeds the amount of the Estimated Reorganization Taxes, then the Purchase Price shall be decreased by the amount of such excess and Seller shall pay to Buyer an amount equal to such excess. If the amount of the Reorganization Taxes, as reflected on the Final Reorganization Taxes Statement, is less than the amount of the Estimated Reorganization Taxes, then the Purchase Price shall be increased by the amount of such shortfall and Buyer shall pay to Seller an amount equal to such shortfall. The amount of any payment required to be made under this Section 2.9(i) shall (i) be made by wire transfer of immediately available funds no later than five Business Days after the date on which the Reorganization Taxes are finally determined as provided in this Section 2.9 and (ii) shall bear interest at a rate equal to 8% per annum from the Closing Date to the date of payment.

                                  Article III.

           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

      Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule, as follows:

      Section 3.1. Organization of the Company and the Company Group. The Company is a corporation, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each other member of the Company Group (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its respective properties where such properties are now owned, leased or operated, except in all cases where any failures of the representations in this sentence to be true would not, individually or in the aggregate, have a material and adverse effect on the Company Group. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on the Company Group. Section 3.1 of the Disclosure Schedule lists the jurisdictions in which any member of the Company Group is qualified or licensed to do business as a foreign Person.

      Section 3.2. Noncontravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation by the Company Group of the transactions contemplated hereby or the performance by the Company Group of the transactions contemplated hereby and by the Transaction Documents will (i) violate, conflict with or result in a breach or default under any provision of the certificate of incorporation or bylaws, or other organizational documents, of any member of the Company Group, (ii) except as set forth in Section 3.2 of the Disclosure Schedule, violate, conflict, result in a breach of or default under, give rise to any notification or Consent requirement or any right of termination, cancellation, payment or acceleration under or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any member of the Company Group under any Material Contract, or (iii) subject to the Consents of Governmental Authorities described in Section 3.5, violate any Law to which any member of the Company Group is subject, except, in the case of clauses (ii) and (iii), for such matters which would not have a Material Adverse Effect on the Company Group.

      Section 3.3. Title to Shares. As of the date hereof, Seller holds of record and owns beneficially the Shares set forth as owned by it in Section 3.3 of the Disclosure Schedule which Shares constitute (as of the date hereof) 100% of the issued and outstanding capital stock of the Company, free and clear of any and all Liens, except for any restrictions on sales of securities under applicable securities Laws. As of the Closing Date, Seller will hold of record and own beneficially all issued and outstanding Shares, which Shares will constitute 100% of the issued and outstanding capital stock of the Company, free and clear of any and all Liens, except for any restrictions on sales of securities under applicable securities Laws All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.3 of the Disclosure Schedule, neither Seller nor any member of the Company Group is a party to any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require Seller to sell, transfer or otherwise dispose of the Shares held by it. Except for this Agreement and as set forth in Section 3.3 of the Disclosure Schedule, Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares held by it.

      Section 3.4. Subsidiaries of the Company; Capitalization

      (a) Section 3.4(a) of the Disclosure Schedule sets forth for each of the Company's Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the percentage of capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the sole beneficial and record owner of the outstanding shares of capital stock or other interests in the Company's Subsidiaries, free and clear of all Liens, except for (i) any restrictions on sales of securities under applicable securities Laws or (ii) any Liens falling within clause (b) of the definition of Permitted Liens. All of the issued and outstanding shares of capital stock or other equity interests of the Company's Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding Rights, warrants, conversion rights or similar agreements, commitments or understandings for the purchase or acquisition from any of the Company's Subsidiaries of any shares of capital stock or other equity interests of such Subsidiary. Except as disclosed on
Section 3.4(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

      (b) Except as disclosed on Section 3.4(b) of the Disclosure Schedule, (i) the Company Group has no Subsidiaries and does not, directly or indirectly, own any interest in any other Person, foreign or domestic (whether through acquisition of an equity interest or otherwise) in any other Person other than a member of the Company Group, (ii) there are no stockholder agreements, voting trusts, proxies or other agreements with respect to the purchase, sale or voting of the capital stock or stock rights of any member of the Company Group, and
(iii) there is no existing Right or contract to which any member of the Company Group is a party requiring, and there are no Rights or convertible securities of a member of the Company Group outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests in any member of the Company Group or other securities convertible into shares of capital stock or other equity interests of the Company or any Subsidiary, and there are no outstanding or authorized equity appreciation, phantom unit, profit participation or similar rights of the Company or any Subsidiary in any member of the Company Group. Except as set forth on in Section 3.4(b) of the Disclosure Schedule, no outstanding securities of the Company other than shares of its common stock have any right to vote on matters as to which the shareholders of the Company have a right to vote. Except as disclosed on Section 3.4(b) of the Disclosure Schedule, there are no restrictions on the transfer of the Shares or any equity securities of any member of the Company Group other than those imposed by applicable state and federal securities Laws. Except as disclosed on Section 3.4(b) of the Disclosure Schedule, no holder of any security of any member of the Company Group is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which such member of the Company Group is a party, or which are otherwise binding upon such member of the Company Group.

      (c) The equity capitalization of the Company, including (i) each class of capital stock, and (ii) the name of each holder and the number of shares held, is as set forth in Section 3.4(c) of the Disclosure Schedule.

      Section 3.5. Government Authorizations. Except for (i) required filings under the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any other applicable securities Laws and
(iv) Consents not required to be made or given until after the Closing, no material Consent of, with or to any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is engaged.

      Section 3.6. Financial Statements; Securities Filings.

      (a) Set forth in Section 3.6(a) of the Disclosure Schedule are correct and complete copies of (i) the audited consolidated balance sheets of Argo-Tech and its Subsidiaries as of October 29, 2005 and October 30, 2004 and the related consolidated statements of operations and cash flows for the fiscal years then ended (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheets of (A) Argo-Tech and its Subsidiaries as of the Balance Sheet Date and (B) the Company Group as of the Balance Sheet Date and October 29, 2005, and the related consolidated statements of operations and cash flows for the fiscal years then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth therein, (x) the Financial Statements present fairly and accurately, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of Argo-Tech and its Subsidiaries and the Company Group, as the case may be, at the respective dates set forth therein and for the respective periods covered thereby, (y) were prepared in accordance with GAAP, and (z) are consistent with the books and records of Argo-Tech and its Subsidiaries and the Company Group, as the case may be, in all material respects (which books and records are correct and complete in all material respects).

      (b) Except as disclosed on Section 3.6(b) of the Disclosure Schedule, since January 1, 2004, Argo-Tech has made all filings with the U.S. Securities and Exchange Commission (the "Commission") that it has been required to make under the Securities Act and the Securities Exchange Act and pursuant to the terms of the Indentures (such reports collectively, the "Public Reports"). Each of the Public Reports as of its date has complied with the Securities Act or the Securities Exchange Act, as applicable, and the rules promulgated thereunder or pursuant thereto in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 3.7. Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by or disclosed in or pursuant to this Agreement or as set forth in Section 3.7 of the Disclosure Schedule, each member of the Company Group has conducted its business only in the ordinary course, and has not been subject to any event or development that would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, no member of the Company Group has engaged in any practice, taken any action, omitted to take any action or entered into any transaction which, if the same had occurred between the date hereof and the Closing Date, would violate or breach Section 6.1(b).

      Section 3.8. Tax Matters. Except as set forth in Section 3.8 of the Disclosure Schedule, with respect to periods ending on or before the Closing
Date:

      (a) Each member of the Company Group has duly and timely filed, or caused to be timely filed, with the appropriate Tax authorities all material Tax Returns that it was required to file, and paid or caused to be paid all material Taxes that it owed, whether or not shown to be due thereon. No member of the Company Group is currently a beneficiary of any extension of time under which to file any material Tax Returns. There are no Liens for Taxes on any of the assets of any member of the Company Group other than Permitted Liens.

      (b) No member of the Company Group has waived or requested a waiver of any statute of limitations in respect of material Taxes or agreed to or requested any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect.

      (c) No member of the Company Group is a party to any Tax allocation, Tax sharing or other similar agreement.

      (d) No member of the Company Group has any Liability for the Taxes of any Person, other than itself, under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

      (e) No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code
Section 355 or Code Section 361.

      (f) Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

      (g) There is no material dispute or claim concerning any Tax Liability of any member of the Company Group claimed or raised by any taxing authority in writing or, to Seller's Knowledge, otherwise claimed or raised by any taxing authority. Section 3.8 of the Disclosure Schedule lists, as of September 13, 2005, all federal, state, local, and foreign income or corporation Tax Returns filed with respect to any member of the Company Group for taxable periods ended on or after January 1, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to Buyer correct and complete copies of all such material federal income and corporation Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group filed or received since January 1, 2001. The Company Group has filed all federal, state, local, and foreign income or corporation Tax Returns required to be filed with respect to any member of the Company Group since September 13, 2005, or has timely made a request for extension of such filing. Seller shall cause the Company to deliver to Buyer a list of all such filings or requests for extension made since September 13, 2005, within ten Business Days of the date hereof.

      (h) No member of the Company Group will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method for a taxable period ending on or before the Closing Date; (ii) "closing agreement" as described in Code
Section 7121 (or similar provision of state, local or foreign Tax law) executed on or before the Closing Date; or (iii) installment or open transaction disposition made on or before the Closing Date.

      (i) No member of the Company Group has filed a consent under former Code
Section 341(f) concerning collapsible corporations. No member of the Company Group has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4. No claim has been made in writing by any taxing authority that any member of the Company Group is or may be subject to taxation by a jurisdiction in which it does not file income Tax Returns.

      (j) To Seller's Knowledge, no executive officer of the Company Group has directed any member of the Company Group to take any Prohibited Action with respect to the administration of any arrangement such executive officer knew to be subject to Section 409A of the Code. For this purpose, a "Prohibited Action" means an actual, affirmative action that the executive officer believed, at the time of such action, would cause the administration of the relevant deferred compensation arrangement to fail to be in good faith compliance with Section 409A of the Code and/or its related guidance.

      (k) Based solely on the arrangements and compensation levels in effect on the date hereof, and assuming that no employee of the Company Group is terminated in connection with the change of control that will occur upon consummation of the transactions contemplated by this Agreement, other than those persons who are listed on Section 3.8(k)(i) of the Disclosure Schedule and except as reflected on Section 3.8(k)(ii) of the Disclosure Schedule, no "Expected Payment" that any member of the Company Group would otherwise deduct for federal tax purposes during a taxable period commencing after the Closing will be non-deductible to such member of the Company Group pursuant to Section 280G of the Code. For purposes hereof, "Expected Payment" means a payment to any director, officer, employee, or agent of any member of the Company Group that such member of the Company Group owes or is required to provide pursuant to an arrangement in effect on the date hereof. Except as reflected on Section 3.8(k)(ii) of the Disclosure Schedule, the Company is not party to any binding agreement in effect on the date hereof that will require the Company to "gross up" or otherwise reimburse any such Person for any excise Tax imposed pursuant to Section 4999 of the Code.

      Section 3.9. Real Property.

      (a) Other than Owned Real Property that is included in the Excluded Assets, no member of the Company Group holds any Owned Real Property.

      (b) Section 3.9(b) of the Disclosure Schedule sets forth (i) a true and complete list of all licenses, agreements and leases of real property under which any member of the Company Group is a lessee, lessor, sub-lessee or sub-lessor and all amendments, extensions, renewals, guarantees, and other agreements with respect thereto (the "Real Property Leases") and (ii) a true and complete list of the addresses of all real property leased by any member of the Company Group. The real property leasehold or subleasehold estates and other rights to use or occupy real property subject to the Real Property Leases is hereinafter referred to as the "Leased Real Property". There are no oral Real Property Leases. Except as set forth in Section 3.9(b) of the Disclosure Schedule, (A) to Seller's Knowledge, neither any member of the Company Group nor any other party to any Real Property Lease is in breach or default in any material respect under any Real Property Lease, (B) each Real Property Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Real Property Lease by the other party thereto and to the Remedies Exception, (C) to Seller's Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default of any Real Property Lease; (D) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full; and (E) no member of the Company Group owes any brokerage commissions or finder's fees with respect to any Real Property Lease, and no member of the Company Group has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein

      Section 3.10. Intellectual Property.

      (a) Section 3.10(a) contains a complete and accurate list of (i) all of the following that are owned by any member of the Company Group: (A) issued patents and pending patent applications, (B) registrations and applications for registration of any Marks, and (C) registered copyrights, and (ii) Non-Company Software (other than off-the-shelf software with a total replacement cost and/or license fee of less than $250,000).

      (b) A member of the Company Group (i) owns all Intellectual Property set forth on Section 3.10(a)(i) of the Disclosure Schedule, and (ii) subject to clause (B) below, owns or has the right to use all Intellectual Property that is necessary for the operation of the business of any member of the Company Group as each is currently conducted, and all such Intellectual

Property is free and clear of all Liens (other than Permitted Liens) (collectively, the "Company Intellectual Property"). All issuance, renewal, maintenance and other fees and payments that are or have become due with respect to Company Intellectual Property set forth on Section 3.10(a) of the Disclosure Schedule on or before the Closing have been timely paid by or on behalf of the Company Group. To Seller's Knowledge, (i) all of the Company Intellectual Property is valid, subsisting and in full force and effect, and (ii) the conduct of the business of the Company Group is not currently operated in a manner that infringes or misappropriates any Intellectual Property rights of any third parties. Except as set forth on Section 3.10(b) of the Disclosure Schedule, (A) there are no proceedings, claims or actions against any member of the Company Group that are presently pending, and, to Seller's Knowledge, no claims or actions have been threatened since January 1, 2002 that contest the validity, use, ownership or enforceability of any Company Intellectual Property; and (B) to Seller's Knowledge, no third party is infringing or misappropriating any Company Intellectual Property, which, in the case of each of subsections (A) and
(B), if adversely determined or if such action is not redressed, would have a Material Adverse Effect on the Company Group.

      (c) All licenses, assignments and other contracts relating to the use of all Non-Company Software and the Intellectual Property material to the operation of the business of any member of the Company Group, as each is currently conducted, that is owned by third parties, are valid and in full force and effect. No employee or consultant of any member of the Company Group holds any right, title or interest in or to any Company Intellectual Property that is material to the business of any member of the Company Group as currently conducted. Each member of the Company Group has taken all commercially reasonable precautions to protect the proprietary nature of each material item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information of the business comprising a part thereof. No software or other technology incorporated into any product of the Company or any of its Subsidiaries (excluding any third party's product) distributed or otherwise sold by the Company or any of its Subsidiaries constitutes Open Source Software or a derivative work based on any Open Source Software. The term "off-the-shelf software" as used above in this Section 3.10 does not include Open Source Software.

      Section 3.11. Environmental Matters. This Section 3.11 shall constitute the sole representations of Seller with respect to environmental matters, including matters relating to Environmental Law or Hazardous Materials.

      (a) Except as set forth on Section 3.11 of the Disclosure Schedule:

      (i) within the past three (3) years, no member of the Company Group has violated in any material respect any applicable Environmental Law or any permit, license or other authorization applicable to the Company Group required under Environmental Law;

      (ii) within the past three (3) years, no member of the Company Group has received any written notice, complaint or claim that remains uncured, alleging that any member of the Company Group is in material violation of any Environmental Law or subject to any material Liability under any Environmental Law;

      (iii) no member of the Company Group is subject to any outstanding consent decree, compliance order or administrative order from or settlement agreement with any Governmental Authority, in each case containing material obligations for a member of the Company Group pursuant to any Environmental Law;

      (iv) there are no material Actions pending or, to Seller's Knowledge, threatened before any Governmental Authority against any member of the Company Group;

      (v) (A) to Seller's Knowledge, no asbestos or asbestos-containing material is or has been present at the Leased Real Property, and no member of the Company Group currently produces or manufactures, or (B) has produced, manufactured or sold, any products or inventory that contain asbestos, in each case so as would reasonably be expected to result in material Liability under Environmental Law to any member of the Company Group; and

      (vi) to Seller's Knowledge, there has been no disposal or release of any Hazardous Material on any site or facility owned, operated or leased by any member of the Company Group that would reasonably be expected to result in material Liability under Environmental Law to any member of the Company Group.

      (b) There are no material environmental audits, assessments or investigation reports with respect to the Leased Real Property in the possession, custody or reasonable control of the Company Group that have not been made available to Buyer.

      Section 3.12. Contracts.

      (a) Except as contemplated by this Agreement or as set forth in Section
3.12 of the Disclosure Schedule, the Company Group is not a party to or otherwise bound or affected by any oral or written:

      (i) customer contracts involving payments in excess of $500,000 in the aggregate or otherwise entered into outside of the ordinary course of business;

      (ii) supplier contracts involving payments in excess of $500,000 in the aggregate or otherwise entered into outside of the ordinary course of business;

      (iii) contract for the employment of any officer, director, individual, employee, consultant or other Person on a full-time, part-time or consulting basis which (i) provides for total cash compensation (salary and bonus) in excess of $150,000 for any 12-month period, (ii) provides for the payment of cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (iii) provides any severance benefits or making any severance arrangements;

      (iv) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or similar plan, contract or understanding pursuant to which benefits are provided to any employee of the Company Group (other than group insurance plans and expense reimbursements applicable to employees generally);

      (v) collective bargaining or similar agreements;

      (vi) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a Lien on, any material asset, or any guarantee therefor;

      (vii) contract, agreement, license, or release with respect to the use, license, transfer, or disposition of any material Intellectual Property outside of the ordinary course of business (other than licenses for mass-marketed computer software with a replacement cost and/or annual license fee of less than $100,000);

      (viii) stockholders agreement, registration rights agreement, voting agreement, voting trust agreement or similar agreements to which the Company Group is subject;

      (ix) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company Group has advanced or agreed to advance money or has agreed to lease any personal property as lessor in each case, involving consideration in excess of $100,000 in any 12-month period;

      (x) Lease of personal property by the Company Group involving annual payments in excess of $100,000;

      (xi) agreement concerning a partnership or joint venture or minority equity investment, or relating to loans or advances to any Person, other than loans and advances to employees made in the ordinary course of business;

      (xii) instrument or agreement whereby the Company Group grants any other Person a power of attorney outside the ordinary course of business or indemnifies outside the ordinary course of business any other Person against loss or Liability;

      (xiii) instrument or agreement whereby any other Person indemnifies outside the ordinary course of business any member of the Company Group against loss or Liability;

      (xiv) agreement concerning confidentiality or non-competition other than confidentiality agreements entered into by Argo-Tech in a commercial context in the ordinary course of business;

      (xv) agreement with any officer, director or stockholder of any member of the Company Group;

      (xvi) other than this Agreement, agreement under which the Company Group would reasonably be expected to have Liabilities or obligations in the future relating to the acquisition or disposition of assets having a value in excess of $250,000 by way of merger, consolidation, purchase, sale or otherwise, or granting to any Person a right at such Person's option to purchase or acquire any material asset or property of the Company Group or any interest therein (not including dispositions of inventory in the ordinary course);

      (xvii) agreement, contract or commitment for the construction or modification of any building, structure or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $250,000;

      (xviii) to Seller's Knowledge, agreement or contract for which any member of the Company Group is reasonably likely under the contract terms and applicable Law to have Liability for consequential damages in excess of $15,000,000;

      (xix) customer or supplier contract involving payments in excess of $500,000 in the aggregate which provides for the payment of liquidated damages; or

      (xx) other contract or group of related contracts with the same party involving more than $500,000 and continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which contract or group of contracts is not terminable by the Company Group without penalty upon notice of 30 days, or less (collectively, all agreements listed, or required to be listed on Section 3.12 of the Disclosure Schedule pursuant to (i) through (xvii) of this Section 3.12 are referred to as the "Material Contracts").

      (b) Except as set forth in Section 3.12 of the Disclosure Schedule, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of a member of the Company Group which is a party to such Material Contract, subject to the Remedies Exception and, to Seller's Knowledge, the other parties thereto (the "Other Parties"), and (ii) no member of the Company Group or, to the Seller's Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default in any material respect and has received written notice of such breach, violation or default in any material respect, and, to Seller's Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default in any material respect by a member of the Company Group or any Other Party, or permit termination, modification, or acceleration by the Other Parties, under such Material Contract, except that, in order to avoid a default, violation or breach in any material respect under any Material Contract, the Consent of the Other Parties set forth in Section 3.2 of the Disclosure Schedule may be required in connection with the transactions contemplated hereby.

      (c) All products sold pursuant to any OEM contracts in the engine division to which a member of the Company Group is party will result in book losses, which losses through the Balance Sheet Date with respect to firm orders are reflected in the Unaudited Financial Statements. These losses are recovered by the Company Group from aftermarket and overhaul sales of such products over time. Any firm contracts other than OEM contracts in the engine division that can be reasonably expected to result in book losses have been fully reserved for in the balance sheet accounts of the Company Group through the Balance Sheet Date reflected in the Unaudited Financial Statements.

      Section 3.13. Insurance. Section 3.13 of the Disclosure Schedule contains a correct and complete list and description (including the name of the insurer, name of the policyholder, amount and type of coverage) of all material policies or binders of insurance provided to any member of the Company Group. All such policies are in full force and effect, are current on premium payments and no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto, and to Seller's Knowledge, there is no existing default by any insured thereunder. Following the Closing, the Company Group will have the full benefit of all such policies, or comparable replacement policies. Section 3.13 of the Disclosure Schedule sets forth a list or description of each claim made under any such policy since January 1, 2004 involving or which would reasonably be expected to involve an amount in excess of $250,000.

      Section 3.14. Litigation. Except as set forth in Section 3.14 of the Disclosure Schedule, (i) there are, and since January 1, 2004 there have been, no asserted claims in writing or Actions pending or, to Seller's Knowledge, threatened in law or in equity or before any Governmental Authority against (A) any member of the Company Group which are reasonably likely to result in Liability for any member of the Company Group or call into question the validity of this Agreement or the transactions contemplated by this Agreement or (B) to the Seller's Knowledge, any director or officer or any member of the Company Group that would be reasonably likely to result in Liability of the Company Group exceeding $1,000,000 or call into question the validity of this Agreement or the transactions contemplated by this Agreement, and (ii) there are no outstanding material injunctions, judgments, orders, decrees, rulings, decisions or charges to which any member of the Company Group is a party or by which any member of the Company Group is bound by or with any Governmental Authority. Except as set forth in Section 3.14 of the Disclosure Schedule, since January 1, 2004, no member of the Company Group has entered into any settlement agreement with respect to any Action (or threatened Action) involving a payment or provision of other consideration in an amount or value in excess of $500,000 by such member of the Company Group, whether or not covered by insurance or otherwise subject to indemnification or that had consequences that were otherwise material to the Company Group.

      Section 3.15. Employee Matters.

      (a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and correct list of each "employee benefit plan " (as such term is defined in Section 3(3) of ERISA), and each other benefit or compensation plan, program, agreement or arrangement (excluding salaries, wages and de minimis fringe benefit plans, programs or arrangements) that any member of the Company Group on the date hereof maintains, provides or sponsors, or to which any member of the Company Group contributes or has any obligation to contribute, or with respect to which any member of the Company Group has any Liability (collectively, the "Company Plans").

      (b) Each Company Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Company Plan and the terms of any applicable collective bargaining agreement and is in material compliance in form and in operation with the applicable requirements of ERISA and the Code, and all other applicable Laws.

      (c) All required reports and descriptions (including annual reports on Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Company Plan, and the Company Group and each ERISA Affiliate have materially complied and are in material compliance with the requirements of COBRA.

      (d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made within the time periods prescribed by ERISA and the Code with respect to each Company Plan, and all material contributions and material premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Company Plan or properly accrued.

      (e) Each Company Plan that is intended to meet the requirements of a "qualified plan" under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Seller's Knowledge, nothing has occurred that could adversely affect the qualified status of any such Company Plan so as to result in any material Liability to any member of the Company Group. Each such Company Plan has been timely amended to comply with the provisions of the legislation commonly referred to as "GUST" and "EGTRRA" and submitted to the Internal Revenue Service for a determination letter that takes the GUST amendments into account within the GUST remedial amendment period.

      (f) Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent annual reports (IRS Form 5500, with all applicable attachments), the most recent actuarial valuation and all related trust agreements, insurance contracts, and other funding arrangements that implement each Company Plan.

      (g) Except as set forth on Section 3.15(g) of the Disclosure Schedule, no member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to, or has any Liability under (or with respect to) any "defined benefit plan" (as defined in section 3(35) of ERISA), or, within the past five
(5) years, any "multiemployer plan" (as defined in section 3(37) of ERISA), or otherwise has any Liability under Title IV of ERISA. No asset of any member of the Company Group is subject to any Lien under ERISA or the Code. There has been no application for or waiver of the minimum funding standards imposed by section 302 of ERISA and section 412 of the Code with respect to any Company Plan; no Company Plan has an "accumulated funding deficiency" within the meaning of section 412 of the Code; and there has been no "reportable event" (within the meaning of section 4043 of ERISA) with respect to any Company Plan for the prior three years.

      (h) To Seller's Knowledge: (1) there have been no non-exempt, uncorrected prohibited transactions (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any Company Plan; (2) no fiduciary (as defined in section 3(21) of ERISA) has any Liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan; and (3) no Action with respect any Company Plan (other than routine claims for benefits) is pending or threatened, and there is no basis for any such Action.

      (i) Except as set forth on Section 3.15(i) of the Disclosure Schedule, no member of the Company Group maintains, contributes to or has an obligation to contribute to, or any Liability with respect to, the provision of medical, health, or life insurance or other welfare type benefits for current or future retired or terminated directors, officers, employees or contractors of any member of the Company Group (or any spouse or other dependent thereof) other than in accordance with COBRA.

      (j) Section 3.15(j) of the Disclosure Schedule contains a complete and correct list of each benefit or compensation plan, program, agreement or arrangement (excluding salaries, wages and de minimis fringe benefit plans, programs or arrangements) with respect to which any member of the Company Group has any Liability relating to the provision of benefits to any current or former employee, officer, director or contractor of the Company Group residing or working outside the United States (each, a "Foreign Plan"). Each Foreign Plan has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, and no Foreign Plan has any unfunded or underfunded Liabilities.

      (k) There is no labor strike, material labor dispute, or concerted work stoppage pending or, to the Seller's Knowledge, threatened, and since January 1, 2001 no member of the Company Group has experienced any labor strike or material concerted labor dispute. Except as set forth in Section 3.15(k) of the Disclosure Schedule no Company Group member is party to or otherwise bound by any collective bargaining agreement or relationship with any labor organization. Except as set forth in Section 3.15(k) of the Disclosure Schedule, each member of the Company Group has complied in all material respects with all applicable labor and employment Laws in connection with the employment of its employees, including those Laws relating to wages and hours, collective bargaining, equal employment opportunity and affirmative action, layoffs, immigration, workplace safety and the collection and payment of all Taxes and other withholdings. Within the past three years, no Company Group member has implemented any plant closing or layoff of employees that could implicate (without regard to any actions that could be taken by the Company following the Closing) the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law, (collectively, the "WARN Act").

      (l) Except as set forth in Section 3.15(l) of the Disclosure Schedule, neither the execution and performance of this Agreement, nor the consummation by the Parties of the transactions contemplated hereby, will constitute a triggering event under any Company Plan that will result in any payment, whether a severance payment or otherwise, becoming due from such Company Plan or from the Company to any present or former employee (or dependents of such person).

      (m) The Company is in all material respects in compliance with the Health Insurance Portability and Accountability Act of 1996 (ERISA Section 701 et seq) to the extent applicable.

      (n) Section 3.15(n) of the Disclosure Schedule sets forth a true and complete list of (i) all directors of any member of the Company Group, (ii) all officers (with office held) of any member of the Company Group, (iii) all consultants and contract employees (with total cash compensation (salary and bonus) in excess of $150,000 for any 12-month period) retained by any member of the Company Group currently, and (iv) all employees of any member of the Company Group, including each such employee's job title, remuneration and duration of employment period. No more than twenty of the individuals identified on Section 3.15(n) of the Disclosure Schedule are "leased employees" as that term is defined under Section 414(n) of the Code. Seller shall cause the Company to deliver to Buyer a list of such individuals who are "leased employees" within ten Business Days of the date hereof.

      (o) The Argo-Tech Corporation Employee Stock Ownership Plan has been terminated lawfully by its sponsor and in compliance with relevant provisions of the Code and ERISA. The sponsor of this Plan has received a favorable determination letter from the Internal Revenue Service providing that the termination of this plan did not adversely affect its Tax-qualified status under the Code, a copy of which has been provided to Buyer. To Seller's Knowledge, there are no pending or threatened claims regarding the termination of this Plan or any transactions flowing from such termination, including Actions for breach of fiduciary duties.

      (p) No member of the Company Group has any further Liability to any employee, former employee, owner or former owner of any member of the Company Group or its predecessors which arose as a result of the Merger.

      Section 3.16. Legal Compliance. Except with respect to Tax matters (which are addressed exclusively in Section 3.8), environmental matters (which are addressed exclusively in Section 3.11) and employee matters (which are addressed exclusively in Section 3.15), no member of the Company Group is, or for the past three years has been, in material violation of any Law applicable to its assets, properties, business or operations, including the Arms Export Control Act and the International Traffic in Arms Regulations. No member of the Company Group has received a written notice at any time in the past three years alleging any material failure to comply with any Law, including the Arms Export Control Act and the International Traffic in Arms Regulations. Each member of the Company Group is in compliance with any privacy policies or related policies, programs or other notices adopted by such member of the Company Group for such member's use and collection of personal information, except to the extent the failure of any such compliance would not have a Material Adverse Effect on the Company Group. To the Seller's Knowledge, (i) there has not been any notice to, complaint against, or audit, proceeding or investigation conducted with respect to any member of the Company Group by any Person (including any Governmental Authority) regarding any material violation of Laws related to the collection, use or disclosure of personal information by any Person in connection with the operation of the business of any member of the Company Group, (ii) none is threatened or pending and (iii) there is no reasonable basis for the same.

      Section 3.17. Licenses and Permits. The Company Group currently has all material Licenses which are required for the operation of its respective businesses as presently conducted. To the Seller's Knowledge, all material Licenses that the Company Group currently has will be available for use by the Buyer and the Company Group immediately after the Closing Date. No member of the Company Group is in default (and, to the Seller's Knowledge, no event has occurred that, with the notice or lapse of time or both, would constitute a default) of any term, condition or provision of any material License to which it is a party that would have a Material Adverse Effect on the Company Group. To the Seller's Knowledge, no written notice has been received by any officer of any member of the Company Group at any time in the past three years alleging the failure to hold any material License.

      Section 3.18. Brokers' Fees. Except as set forth on Section 3.18 of the Disclosure Schedule, no member of the Company Group has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or Buyer or any of its Affiliates to pay any fees, commissions or other compensation to any broker or finder or person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

      Section 3.19. No Undisclosed Liabilities. Except as disclosed in Section
3.19 of the Disclosure Schedule or as disclosed or reserved against on the Financial Statements, neither the Company nor any of its consolidated Subsidiaries has any Liabilities of any kind that would have been required by GAAP to be reflected on a consolidated balance sheet of the Company Group or in the notes thereto, other than (a) Liabilities incurred in the ordinary course of business after the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, material breach of warranty, material tort, material infringement, or material violation of a Law), (b) Liabilities relating to the current or future performance, or arising in accordance with any terms, of any contract or agreement to which the Company or any Subsidiary is subject and which are either listed on Section 3.12 of the Disclosure Schedule or are not required to be so listed (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of any such contract or agreement) and
(c) Liabilities incurred in connection with the transactions contemplated hereby (other than the Reorganization).

      Section 3.20. Internal Controls and Procedures. Argo-Tech has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 15d-15 under the Securities Exchange Act) as required by Rule 15d-15 under the Securities Exchange Act. Argo-Tech has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the Company's auditors and to the board of directors of Argo-Tech and audit committee of the board of directors of the Company: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Argo-Tech's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Argo-Tech's executive officers or other employees who have a significant role in Argo-Tech's internal control over financial reporting. As of the date of this Agreement, to Seller's Knowledge, Argo-Tech has not identified any material weaknesses in the design or operation of internal control over financial reporting. There are no outstanding loans made by Argo-Tech or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Securities Exchange Act) or member of the board of directors of the Company.

      Section 3.21. Transactions with Affiliates. Except as disclosed on Section
3.21 of the Disclosure Schedule, no officer, director or Affiliate of the Company Group or Seller or, to Seller's Knowledge, any Affiliate of any such individual or entity (excluding, for the avoidance of doubt, any portfolio company or other Persons in which an equity holder of Seller or any of their respective Affiliates otherwise has an investment) (i) is a consultant, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any material contract or agreement (other than any employment, management services, retention, severance, change of control, transaction bonus or similar compensation contract or agreement listed on Section 3.12 of the Disclosure Schedule or not required to be so listed) with, any member of the Company Group or (ii) owns any direct or indirect interest in any material asset used in connection with the business of the Company Group.

      Section 3.22. Customers and Suppliers.

      (a) Section 3.22 of the Disclosure Schedule lists the ten largest customers (based on net revenue received by the Company Group) and the ten largest suppliers (based on payments made by the Company Group) of the Company Group (on a consolidated basis) for the most recently completed fiscal year. Opposite the name of each such customer is the approximate percentage of consolidated net sales attributable to such customer. Except as disclosed on
Section 3.22 of the Disclosure Schedule, since December 31, 2005, (a) no customer listed in Section 3.22 of the Disclosure Schedule has indicated in writing its plans or intent to stop, or materially decrease the rate of, buying products and services from the Company Group and (b) no supplier listed in
Section 3.22 of the Disclosure Schedule has indicated in writing its plans or intent to stop, or materially decrease the rate of, supplying materials, products or services to the Company Group.

      (b) Section 3.22 of the Disclosure Schedule lists all top-level products sold by any member of the Company Group pursuant to FAA Parts Manufacturing Authority. No member of the Company Group has received written notice that any qualifications or approvals for its products as established by its customers have been revoked or terminated and, to Seller's Knowledge, no such revocation or termination is threatened or contemplated. No member of the Company Group holds any security clearances from the Department of Defense.

      Section 3.23. Warranties. The accrual for warranty claims (a) set forth on the Financial Statements for the year ended October 28, 2006, and (b) as set forth on Argo-Tech's books and records as of the date hereof, adequately reflect an amount required for satisfaction of warranty related Liabilities due in respect of goods sold or services rendered by the Company Group prior to each such date, as applicable. No member of the Company Group has agreed to provide any express product or service warranties other than (i) standard warranties, the terms of which have been provided to Buyer and identified as the Company's warranties, (ii) warranties for parts, components and original equipment that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (iii) other warranties that will not, if material claims are made thereunder, have a Material Adverse Effect on the Company Group. Except as disclosed on Section 3.23 of the Disclosure Schedule, there are no pending, and during the past three years there have been no, material warranty claims made by any third parties with respect to any product manufactured or sold by the Company Group.

      Section 3.24. List of Government Contracts, Subcontracts and Bids. Section
3.24 of the Disclosure Schedule sets forth a current, complete and accurate list of all Government Contracts involving payments in excess of $500,000 that are currently active in performance (or have been active in performance in the past but have not been closed after receiving final payment, or have been active in performance for the three years prior to the Closing Date) and to which any member of the Company Group is a party. This schedule accurately reports for each such Government Contract the contractor, the customer, the contract number, as well as the applicable member of the Company Group's best estimate of the total value of the Government Contract. Each Government Contract listed in the schedule is in full force and effect and is valid and enforceable against the applicable member(s) of the Company Group in accordance with its terms, subject to the Remedies Exception. Seller has made available to Buyer complete and correct copies of all such Government Contracts listed in such schedule. Except as disclosed on Section 3.24 of the Disclosure Schedule, no Government Contract listed in the schedule was awarded on the basis of any qualification as a "small business concern," "small disadvantaged business," protege status or other preferential status (including disadvantaged-business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as the Historically Underutilized Business Zone program or participation under Section 8(a) of the Small Business Act or similar preferences). Section 3.24 of the Disclosure Schedule also sets forth a current, accurate and complete list of each of the unexpired Government Bids involving payments in excess of $500,000 that any member of the Company Group has submitted to a Governmental Authority.

      Section 3.25. Compliance, Performance, Termination and Breach of Government Contracts. With respect to any and all Government Contracts and Government Bids to which any member of the Company Group is or has been a party, except as set forth in Section 3.25 of the Disclosure Schedule, at all times during the three year period prior to the Closing Date:

      (a) each member of the Company Group is, and has been, in compliance with all material terms and conditions of each Government Contract (including all provisions and requirements incorporated expressly, by reference or by operation of applicable Laws);

      (b) each member of the Company Group is, and has been, in compliance in all material respects with all requirements of applicable Laws pertaining to each Government Contract and Government Bid and all requirements of Governmental Authorities regarding such applicable Laws with respect to each Government Contract and Government Bid;

      (c) no Government Contract has been the subject of a termination for default or for convenience, and no member of the Company Group has received any written demand for cure or show cause regarding performance of a Government Contract or any written (or, to Seller's Knowledge, oral) notice of or claim for or assertion of a condition of default, a breach of contract, a violation of any applicable Laws or a violation of a contract requirement (including all provisions and requirements incorporated expressly, by reference or by operation of Law therein) in connection with a Government Contract or Government Bid, whether from a Government Authority or from any prime contractor, subcontractor, vendor or other third party;

      (d) to Seller's Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or breach of contract or a material violation of any applicable Laws with respect to a Government Contract or Government Bid; and

      (e) no member of the Company Group has violated in any material respect any applicable Laws or administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including the so-called "revolving door" restrictions set forth at 18 U.S.C. Section 207 or similar provisions under state or local laws.

      Section 3.26. Internal Controls, Audits and Investigations.

      (a) No member of the Company Group is currently being or has in the past three years been audited by any Governmental Authority, except in the ordinary course of business or as is customary in the industry or as provided by applicable regulations, or, to Seller's Knowledge, is being investigated by any Government Authority, nor to Seller's Knowledge, has such audit or investigation been threatened.

      (b) Except as disclosed on Section 3.26(b) of the Disclosure Schedule, during the past three years no member of the Company Group has been under administrative, civil or criminal indictment or criminal information, or audit by a Governmental Authority with respect to any deficient performance, mischarging, misstatement or omission or other alleged irregularity, arising under or relating to any Government Contract or Government Bid.

      Section 3.27. Debarment, Suspension and Exclusion.

      (a) During the past three years, no member of the Company Group and no director or officer thereof has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor, to Seller's Knowledge, have any of them been listed on any list of parties excluded from participation in government-funded programs nor, to Seller's Knowledge, has any such debarment, suspension or exclusion proceeding or proposed listing been initiated or threatened in the past three years.

      (b) No written notice has been received that any determination has been made by a Governmental Authority that any member of the Company Group is nonresponsible or ineligible for award of a government contract within the past three years, nor, to Seller's Knowledge, do any circumstances exist that would reasonably be expected to warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect any member of the Company Group in the future.

Section 3.28.     Absence of Unlawful Payments.

      (a) No member of the Company Group has within the past three years, (i) used any funds of any member of the Company Group or any of their predecessors, partners, Affiliates, principals or officers, for unlawful contributions, payments, gifts or entertainment, or (ii) made any unlawful expenditures relating to political activity to government officials or others (any payment pursuant to (i) or (ii) hereinafter referred to as an "Unlawful Payment"), nor has any member of the Company Group received written notice of any Unlawful Payment. The Company Group has reasonably adequate financial controls to prevent such Unlawful Payments.

      (b) The Company Group is in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable foreign laws and regulations relating to corrupt practices and similar matters.

      Section 3.29. No Undisclosed Liabilities of Carter Ground Fueling, Ltd. Except as disclosed in Section 3.29 of the Disclosure Schedule or as disclosed or reserved against on the

Financial Statements, Carter Ground Fueling, Ltd. does not have any material Liabilities of any kind, other than: (a) Liabilities incurred in the ordinary course of business after the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of a Law); (b) Liabilities relating to the current or future performance, or arising in accordance with any terms, of any contract or agreement to which Carter Ground Fueling is subject and which is listed on Section 3.29 of the Disclosure Schedule (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of any such Material Contract); and (c) Liabilities incurred in connection with the transactions contemplated hereby (other than the Reorganization).

      Section 3.30. NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN
ARTICLE III OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

                                  Article IV.

                         REPRESENTATIONS AND WARRANTIES
                                REGARDING SELLER

      Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule, as follows:

      Section 4.1. Organization. Seller is a limited liability company validly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated.

      Section 4.2. Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and Seller's members. This Agreement and the other Transaction Documents to which it is party have been, or will be, duly executed and delivered by Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

      Section 4.3. Noncontravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations hereunder and under the Transaction Documents will (i) violate, conflict with or result in a breach or default under any provision of the organizational documents of Seller, (ii) except as set forth in Section 4.3 of the Disclosure Schedule, violate, conflict, result in a breach of or default under, give rise to any notification or Consent requirement or any right of termination, cancellation, payment or acceleration under or result in the creation of any Lien (other than Permitted Liens) upon any of the Shares under any Material Contract, or (iii) subject to the Consents specified in Section 3.5 and compliance with the HSR Act, violate any Law to which Seller is subject, except, in the case of clauses
(ii) and (iii), for such matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

      Section 4.4. Brokers' Fees. Except as set forth on Section 4.4 of the Disclosure Schedule, Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any members of the Company Group or Buyer or any of its Affiliates to pay any fees, commissions or other compensation to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

                                   Article V.

                 REPRESENTATIONS AND WARRANTIES REGARDING BUYER

      Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

      Section 5.1. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Ohio and Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

      Section 5.2. Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which it is party have been, or will be, duly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

      Section 5.3. Financial Capacity. At or prior to the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Purchase Price for the Shares in accordance with the terms of Article II and any other amounts to be paid by it hereunder.

      Section 5.4. Noncontravention. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or the performance by Buyer of its obligations hereunder and under the Transaction Documents will (i) violate, conflict with or result in a breach or default under any provision of the organizational documents of Buyer, or (ii) violate, conflict, result in a breach of or default under, give rise to any notification or Consent requirement or any right of termination, cancellation, payment or acceleration under or result in the creation of any Lien (other than Permitted Liens) upon the properties or assets of Buyer under any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (iii) subject to compliance with the HSR Act, violate any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii), for such violations or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

      Section 5.5. Government Authorizations. Except for required filings under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries or Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is party by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby.

      Section 5.6. Litigation. There are no Actions pending or, to Buyer's Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates which would have, individually or in the aggregate, a Material Adverse Effect on Buyer, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have, individually or in the aggregate, a Material Adverse Effect on Buyer.

      Section 5.7. Brokers' Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller or any of its Affiliates (other than any obligations of the Company Group after the Closing Date), or prior to Closing the Company or any of its Affiliates, to pay any fees, commissions or other compensation to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

      Section 5.8. Investment. Buyer is aware that the Shares being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer qualified as an "accredited investor" as such terms is defined in Rule 501(a) promulgated under the Securities Act, and Buyer is purchasing the Shares solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Shares. Buyer and its Subsidiaries and Affiliates will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer has knowledge, experience and expertise in business and financial matters and has the capability of understanding and evaluating the risks and merits associated with transactions contemplated by this Agreement.

      Section 5.9. Information. Seller and the Company Group have provided Buyer with such access to the facilities, books, records and personnel of each member of the Company Group and Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and properties of each member of the Company Group and Affiliates sufficiently to make an informed investment decision to purchase the Shares and to enter into this Agreement. Buyer agrees to accept the Shares on the Closing Date based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

                                  Article VI.

                                   COVENANTS

      Section 6.1. Conduct of the Company.

      (a) Seller covenants and agrees that, except (i) as otherwise expressly permitted or required by this Agreement (including as described in Section 6.1 of the Disclosure Schedule and the other matters expressly set forth in the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) required by any change in applicable Law, (iii) as necessary or desirable for Seller to effectuate the retention of the Excluded Assets (through reorganization, disposition or otherwise) or (iv) as otherwise approved in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, Seller will cause the Company to use commercially reasonable efforts to conduct the business of the Company Group in the ordinary course, to keep available the services of the officers and key employees of the Company Group and to maintain and preserve intact the business, organizations and relationships with customers, suppliers and others having business relationships with the Company Group in all material respects in order to preserve for Buyer to and after the Closing Date the business of the Company Group (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement).

      (b) Until the Closing, Seller covenants and agrees that except (i) as otherwise contemplated by this Agreement (including as described in Section 6.1 of the Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) required by any change in applicable Law, (iii) as necessary or desirable for Seller to effectuate the retention of the Excluded Assets (through reorganization, disposition or otherwise) or (iv) otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld or delayed), Seller will cause each member of the Company Group not to take any of the following actions:

      A. (1) amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws, partnership agreement or operating agreement, as applicable; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or issue any Rights to subscribe for or acquire any shares of its capital stock;

      B. declare, set aside, pay or make any dividend or other distribution with respect to its shares of capital stock or any other payment to Seller or any Affiliate of Seller;

      C. except as required by GAAP, change any accounting methods, principles or practices;

      D. sell, transfer, lease or otherwise dispose of or encumber any of the material tangible assets or material properties pertaining to the business of the Company Group with a value in excess of $1,000,000 in each case or having an aggregate value of $5,000,000, other than the sale of inventory in the ordinary course of business;

      E. settle or knowingly compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and its Subsidiaries that are not in excess of $250,000 in the aggregate or settlements that require satisfaction of monitoring or reporting obligations to any Governmental Authority in the ordinary course of business;

      F. amend in any respect, or enter into any new, contract or agreement with any labor unions representing employees of the Company or any Subsidiary;

      G. other than in the ordinary course of business, enter into or materially amend, modify, renew or terminate any Material Contract (or an agreement that would constitute a Material Contract if in effect on the date hereof), including any transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock;

      H. permit any of the member(s) of the Company Group to (1) create, incur or assume any material indebtedness for borrowed money other than borrowings under the Company's existing revolving line of credit and the incurrence of trade payables, in each case, in the ordinary course of business, (2) voluntarily assume, guarantee, endorse or otherwise voluntarily become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person other than another member of the Company Group, (3) make any loans or advances of cash or cash equivalents to any Person, other than any member of the Company Group that is not a Person included in the Excluded Assets, other than in the ordinary course of business, or (4) make any capital contributions to or equity investments in any Person other than any member of the Company Group;

      I. cancel any material third party indebtedness owed to any member of the Company Group or in a manner that would give rise to any material Liability of any member of the Company Group;

      J. (1) grant of any bonus, deferred compensation, material severance, retention or termination pay with a value in excess of $250,000 in the aggregate (other than pursuant to policies or agreements of any member of the Company Group in effect on the date hereof which have been disclosed to Buyer in the schedules hereto which are made without violating Section 409A of the Code) except as otherwise required by Law; (2) make any material change in the key management structure of the Company Group, including the hiring of additional officers or the termination of existing officers; (3) grant any increase in the base compensation or bonus opportunity of any director, officer or employee other than normal increases in base compensation or bonus opportunity consistent with past practices for employees who are not officers or (4) adopt, enter into or amend (or promise to adopt, enter into or amend) any Company Plan other than as required by Law, pursuant to policies or agreements of any member of the Company Group in effect on the date hereof which have been disclosed to Buyer in the schedules hereto, as described in Section 6.11 hereof, as would not reasonably be expected to result in an increase in the amount of Liability under any Company Plan of more than $250,000 or as would make the representations and warranties made by Seller in Section 3.8(k) untrue;

      K. impose any Liens upon any asset, tangible or intangible other than Permitted Liens;

      L. cancel, knowingly compromise, waive or release any valid right or claim of a member of the Company Group involving more than $250,000;

      M. other than in the ordinary course of business, (1) amend, modify, extend, renew or terminate any Real Property Lease; or (2) enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, in either case, requiring rental and other payments in excess of $250,000 annually as averaged over the term thereof;

      N. other than in the ordinary course of business, (1) abandon, fail to maintain or use commercially reasonable efforts to protect and defend in a manner consistent with past practice any Company Intellectual Property, or (2) license, sublicense, assign, sell or otherwise transfer any Company Intellectual Property, that, in the case of each of subsections (1) and (2), is either individually or in the aggregate material to the business of the Company Group as currently conducted;

      O. enter into any contract or agreement that contains a material covenant not to compete or materially restricts its rights to freely engage in business applicable to a member of the Company Group or any Affiliate of a member of the Company Group by virtue of such affiliation;

      P. agree with any third party, whether in writing or otherwise, to do any of the foregoing; or

      Q. make any new Tax election or change any Tax election, change any method of accounting or accounting period, settle any Tax claim or assessment relating to any member of the Company Group, enter into any closing agreement, surrender any right to claim for refund of Tax, Consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any member of the Company Group, or any other similar action relating to the filing of any Tax Return or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, Consent or other action would reasonably be expected to have the effect of materially increasing the Tax Liability of a member of the Company Group for any period ending after the Closing Date or materially decreasing any Tax attribute of a member of the Company Group existing on the Closing Date; provided that nothing in this
Section 6.1(b)Q shall prohibit anything contemplated by this Agreement, including, without limitation the Reorganization.

      Section 6.2. Access to Information. Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, Buyer may make or cause to be made such investigation of the Company Group and of its financial and legal condition as Buyer deems reasonably necessary or advisable. Seller shall, and shall cause the Company Group to, permit Buyer and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Company Group during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Group; provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company Group and shall be at Buyer's sole cost and expense; provided, further, that (i) neither Buyer, nor any of its Affiliates or representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any member of the Company Group without prior consultation with Seller and without ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted) and (ii) Seller shall, and shall cause the Company Group to, make available to Buyer all information and reports relating to any such activity conducted in connection with the Reorganization. All requests for access to the offices, properties, books and records of the Company Group shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of any member of the Company Group or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Seller, such authorizations not to be unreasonably withheld or delayed. Any access to the offices, properties, books and records of the Company Group shall be subject to the following additional limitations: (a) such access shall not violate any Law or agreement to which Seller or any member of the Company Group is a party or otherwise expose Seller or any member of the Company Group to a material risk of Liability; (b) Buyer shall give Seller notice of at least two
(2) Business Days before conducting any inspections or communicating with any third party relating to any property of the Company Group, and a representative of Seller shall have the right to be present when Buyer or its representatives conducts its or their investigations on such property; and (c) none of Buyer or its representatives shall damage the property of the Company Group or any portion thereof.

      Section 6.3. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party's obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries to, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Consents or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an "Injunction") of any type referred to in Section 7.1(a) and (iii) in general, consummating and making effective the transactions contemplated hereby. Buyer and its Affiliates shall not enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VII to be satisfied. Notwithstanding the foregoing, each Party hereby agrees to use its commercially reasonable best efforts to obtain the consent of the holders of the 9.25% Notes for the consummation of and to otherwise cause the reorganization to occur as contemplated by Section 6.11.

      Section 6.4. HSR Act Compliance; Government Approvals.

      (a) Buyer and Seller shall timely and promptly cause to be made all filings which may be required for the satisfaction of the closing condition set forth in Section 7.1(b) by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Parties agrees to use its commercially reasonable efforts to file, and to cause each of their Affiliates to file in conjunction with such party, Notification and Report Forms under the HSR Act and similar applications with any other applicable Governmental Authority whose Law requires notification in connection with the consummation of the purchase by Buyer of the Shares as promptly as practicable following the date of this Agreement. Seller and Buyer agree, and shall cause each of their respective Subsidiaries and Affiliates, to (i) request in their respective Notification and Report Forms under the HSR Act for early termination of the waiting period under the HSR Act and (ii) to cooperate and to use their respective commercially reasonable efforts to obtain any governmental Consent required for the Closing (including through compliance with the HSR Act, to respond to any governmental requests for information, and to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, Injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action). Notwithstanding anything contained herein to the contrary, no Party or any of their respective Affiliates shall be required to divest any assets in connection with this Section 6.4 generating annual revenues in excess of $35,000,000 or to defend any Action that would require any such divestiture. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority referred to in Section 7.1(b). Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act.

      (b) Each of the Parties shall notify and keep the other Party advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party, or to its knowledge threatened, which challenges the transactions contemplated hereby. Subject to the provisions of Article X, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Buyer's rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

      (c) Buyer shall pay all of the filing fees associated with the HSR Act and any antitrust filings or notifications that may be required in jurisdictions outside of the United States ("International Competition Laws"). Subject to the proviso in Section 6.4(a), Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or International Competition Laws to enable the transactions contemplated by this Agreement to be consummated as expeditiously as possible, and in no event later than the Expiration Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses (or otherwise taking or committing to take any action that limits the freedom of action with respect to, or its ability to retain, any businesses, product lines, or assets) as may reasonably be required in order to obtain any merger clearance under the HSR Act or International Competition Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding by any Governmental Authority or other person, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement on or before the Expiration Date.

      Section 6.5. Public Announcements. Except to the extent otherwise required by applicable Law or the listing standards of the New York Stock Exchange (and then only after consultation with Seller), at any time prior to the Closing none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Following the Closing, either party may issue such press releases and make such public announcements contemplated above without the consent of the other Party hereto, provided each Party will use reasonable efforts to provide the other Party the prior opportunity to review and comment upon such communication.

      Section 6.6. Notification of Certain Matters. Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Party after it becomes aware of: (i) any information that indicates that any of the representations or warranties contained herein are not true and correct , (ii) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (iii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party, or (v) any filing or threatened filing of litigation or other matter related to this Agreement in the transaction contemplated hereby.

      Section 6.7. Post-Closing Access; Preservation of Records.

      (a) From and after the Closing, Buyer will make or cause to be made available to Seller all books, records, Tax Returns and documents of the Company Group (and the assistance of employees responsible for such books, records and documents or whose participation that Seller determines is otherwise necessary or desirable in connection therewith) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Government Authorities or (iii) such other purposes for which access to such documents is believed by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Company Group and the reasonable out-of-pocket expenses of the Company Group incurred in connection therewith will be paid by Seller. Buyer will cause the Company Group to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) seven years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period by providing Seller with not less than twenty (20) days written notice of Buyer's intention to destroy or dispose of such records with Seller to exercise its rights to obtain such records within such twenty
(20) day period.

      (b) From and after the Closing, Seller will make or cause to be made available to Buyer all books, records and documents of Seller relating to the business (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.7(a); provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith will be paid by Buyer.

      Section 6.8. Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates (including, with respect to Buyer, the Company Group) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, the Company Group, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

      Section 6.9. Director and Officer Indemnification. For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall cause the Company Group to, indemnify and hold harmless the officers and directors of any member of the Company Group who held any such position at any time on or prior to the Closing (collectively, "Indemnified Officers") in respect of acts or omission occurring prior to the Closing, and Buyer shall cause the applicable member of the Company Group to, maintain, for six (6) years from and after the Closing, indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the Closing. Without limiting the foregoing and in connection therewith, the applicable member of the Company Group shall, and Buyer shall cause such member of the Company Group to, periodically advance or reimburse each Indemnified Officer for all reasonable fees and expenses of counsel as such fees and expenses are incurred, subject to the terms of such indemnification provisions and applicable Laws. Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors' and officers' liability insurance protecting the Indemnified Officers with coverages and containing terms and conditions (including with respect to deductible, amount and payment of attorneys' fees) that are no less favorable than those in existing policies; provided that in no event shall the Company or any its Subsidiaries be required to pay annual premiums for any such director's and officer's liability policy in excess of 300% of the annual premium of such policy in effect as of the date hereof and if such premiums for comparable coverage would exceed such limit then the Company will obtain the maximum coverage available within such limit. Buyer may, but shall not be obliged to, acquire a six (6) year tail policy for the persons currently covered by the Company's directors' and officers' liability insurance policy that is consistent with the preceding sentence. If acquired, such policy shall be prepaid and non-cancelable. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.9.

      Section 6.10. Exclusivity. Seller will not and will cause its Affiliates not to (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets (other than the Excluded Assets) of the Company or any Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer promptly if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. Seller and the Company Group shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by Seller, the Company Group or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of Seller or the Company Group, with any Persons conducted heretofore with respect to any of the foregoing and, subject to the terms of any applicable confidentiality agreements between such Persons and Seller, the Company Group or their representatives, shall give notice to such Persons to return to the Company Group or destroy any confidential information previously provided to such Persons, and any such Persons shall be denied access to any electronic dataroom or similar access to confidential information relating to the Company Group. Notwithstanding anything to the contrary contained in this Agreement, the Company Group and their officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives may solicit proposals, enter into agreements and take any other action necessary or desirable to enable the Company Group to dispose of their interests in each of the Excluded Assets.

      Section 6.11. Reorganization.

      (a) Seller and the Company Group shall use their respective commercially reasonable efforts to cause the transactions described in Section 6.11(a) of the Disclosure Schedule, pursuant to which the Excluded Assets will be sold to a third party or distributed to Seller and the Excluded Liabilities will be assumed by such third party or Seller, as the case may be (collectively, the "Reorganization"), to be completed contemporaneously with the Closing substantially in accordance with the terms described in Section 6.11(a) of the Disclosure Schedule and pursuant to documentation, including any required consents that is in form and substance reasonably acceptable to Buyer (such acceptance not to be unreasonably withheld, conditioned or delayed). In the event that the Reorganization cannot be completed as outlined in Section 6.11(a) of the Disclosure Schedule, the Parties shall negotiate in good faith and use their commercially reasonable efforts to agree on an alternative structure that gives effect to the economic intent of the Reorganization or to such other structure or arrangement as the Parties may agree that will result in the Reorganization being consummated and the condition set forth in Section 7.3(g) being satisfied; provided that any such restructuring of the Reorganization shall be, for the avoidance of doubt, subject to the prior written approval of Buyer. In connection with the Reorganization: (i) Seller, the Company and Argo-Tech shall use their respective commercially reasonable efforts to obtain the consent of the requisite percentage of the lenders under the Credit Agreement and the holders of the 9.25% Notes, in each case to the transactions contemplated by the Reorganization and (ii) Seller and the Company shall use their respective commercially reasonable efforts to repurchase on or prior to the Closing Date all of the 11.75% Notes; provided that the costs of any consent, premium, prepayment penalty, breakage cost or other similar costs associated with (i) and (ii) above are to be borne by Buyer and Seller as set forth in Section 11.11.

      (b) Buyer shall, and shall use commercially reasonable efforts to cause its Subsidiaries and its and their respective officers, employees and representatives to, reasonably assist Seller and the Company Group, when reasonably requested to do so by Seller, in connection with the consummation of the transactions contemplated by this Section 6.11(a)(i) and (ii) and Section 7.3(g); provided that (i) such assistance does not unreasonably interfere with the ongoing business of Buyer and its Subsidiaries and (ii) Seller reimburses the reasonable out of pocket costs incurred by Buyer and its Subsidiaries in connection with such assistance.

      Section 6.12. Severance and Transaction Bonus Payments. Seller and the Company shall use their respective commercially reasonable efforts to pay, or cause to be paid, the bonuses or severance or other compensation payable to any employees or representatives of the Company Group listed on Section 6.12 of the Disclosure Schedule due and payable as a result of or in connection with the consummation of the transactions contemplated hereby and any termination of employment of such Persons (such payments, the "Bonus Payments").

      Section 6.13. Split-Dollar Life Insurance Policy. Seller and the Company Group shall use their respective commercially reasonable efforts to get the employees of the Company Group listed on Section 6.13 of the Disclosure Schedule to agree to the cancellation of their split-dollar life insurance policy arrangements and the replacement thereof with other arrangements reasonably proposed by Buyer.

      Section 6.14. Pre Closing Financials. Seller shall, and shall cause the Company to, use commercially reasonable efforts to deliver to Buyer as soon as it is reasonably available, the audited consolidated balance sheet of Argo-Tech and its Subsidiaries as of the Balance Sheet Date and the related consolidated statements of operations and cash flows for the fiscal years then ended. When delivered, such financial statements will (x) present fairly and accurately, in all material respects, respectively, the consolidated financial position, statements of operations and cash flows of Argo-Tech and its Subsidiaries at the dates set forth therein and for the periods covered thereby, (y) be prepared in accordance with GAAP, and (z) be consistent with the books and records of Argo-Tech and its Subsidiaries in all material respects.

      Section 6.15. Cooperation with Davis Litigation and LETS Dispute.

      (a) With regard to any Action and settlements relating to, arising out of or in connection with the Davis Litigation or the LETS Dispute:

      (i) Buyer: (A) hereby acknowledges and agrees that Seller shall have exclusive conduct and control relating to the Davis Litigation and the LETS Dispute, including the right to negotiate, settle, compromise, discharge any Liability and make any offer of the foregoing, and Buyer and the Company Group or any of their successors and assigns shall not do any of the foregoing without the prior written consent of Seller or unless requested by Seller to do so; (B) shall promptly provide Seller with all notices, requests, inquiries, minutes of meetings, correspondence, documents, claims, court papers and any other material received which is relevant to the Davis Litigation or the LETS Dispute; and (C) shall not engage in any correspondence, meeting or any other communication with any Person relating to or in connection with the Davis Litigation or the LETS Dispute; and

      (ii) Buyer shall, and shall cause the Company Group (after completion of the Closing) and their successors and assigns to, at Seller's sole cost and expense, give Seller and its Affiliates all reasonable cooperation and assistance as Seller may request from time to time, including: (A) access to information and records to the extent relevant to the Davis Litigation and the LETS Dispute (in each case, including the right to take copies and, if required, originals and use any such material in any Action or settlement);
   (B) access to any relevant premises and any computer/information systems; and
   (C) access to current and (to the extent within their power) former employees of any member of the

   Company Group; provided that Seller shall reimburse Buyer, the Company Group or their respective Affiliates for all expenses reasonably incurred in complying with this Section, such reimbursement to be on a cost only basis and subject to Buyer providing all necessary evidence and documentation supporting the costs incurred.

      (b) All information and matters relating to the Davis Litigation and the LETS Dispute, including the requests for cooperation and assistance and the actual cooperation and assistance provided, are strictly confidential. Buyer and each member of the Company Group shall not, and shall cause its respective officers, directors and representatives not to, disclose such confidential information to any third party without the prior written consent of Seller (unless such disclosure is required by applicable Law or legal process).

      Section 6.16. Support for Indemnification Obligations.

      (a) The Management Committee of Seller shall amend the Amended and Restated Limited Liability Company Agreement of Seller, dated as of October 28, 2005 (the "LLC Agreement"), to provide that during the Reorganization Taxes Indemnification Period, in the event (i) Seller has distributed to its members any of the Excluded Assets or any proceeds resulting from the sale thereof (an "Excluded Assets Distribution") and (ii) Seller is obligated to provide indemnification to any member of the Buyer Group for any claim for Damages under
Article IX of this Agreement but does not have adequate funds to satisfy such obligation, then Seller shall have the right to require each of its members to make a capital contribution to Seller in an aggregate amount equal to the lesser of (A) the amount necessary to satisfy such indemnification obligation or (B) the portion of the value of such Excluded Assets Distribution that were distributed to such member (such provision of the LLC Agreement, the "Giveback Provision"). For the avoidance of doubt, (1) any member's obligation to make any contribution to Seller pursuant to the Giveback Provision will be completely satisfied if such member returns to Seller the Excluded Asset(s) or proceeds thereof distributed to it and (2) no member shall have any liability to Seller or any other Person under the Giveback Provision for any Excluded Assets or proceeds distributed to any other member. Seller hereby agrees that it shall not amend the Giveback Provision without the prior written consent of Buyer.

      (b) Seller agrees that it shall, until the expiration of the Reorganization Taxes Indemnification Period, either (i) retain the Excluded Assets or the proceeds thereof or (ii) exercise and use its commercially reasonable best efforts to enforce its rights under the Giveback Provision in the event that during such period it does not have sufficient assets to meet its obligation to indemnify any member of the Buyer Group in accordance with Article IX of this Agreement.

      Section 6.17. 280G Compliance. Prior to Closing, the Company shall use reasonable efforts to obtain the approval by shareholders (in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G) of any payments or benefits required to be paid or provided by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement that the Company determines prior to Closing are "excess parachute payments" within the meaning of Section 280G of the Code, it being understood and agreed that the refusal of any recipient of any such "excess parachute payments" to waive his or her rights to such payment and/or the failure of the Company to sanction any such recipient for such refusal shall not be deemed to violate this Section 6.17.

      Section 6.18. Insurance Policies. In the event that any insurance policy
(i) as set forth in Section 3.13 of the Disclosure Schedule (a "Current Policy") or (ii) that is no longer in effect but under which any member of the Company Group may, notwithstanding the expiration of such policy, seek recovery or recourse from such insurer (an "Expired Policy") is in the name of Seller or any entity included in the Excluded Asset and cannot be assigned to a member of the Company Group, Seller and the Company shall (A) provide comparable replacement policies, providing substantially the same coverage upon substantially the same economic terms as set forth in any such Current Policy and (B) if necessary, (1) assign to the Buyer any rights of Seller to make claims on behalf of the Company Group under any Current Policy or Expired Policy that can not be assigned to a member of the Company Group (a "Nonassignable Policy") or (2) if such rights of Seller cannot be assigned, at the sole expense of Buyer or the Company Group, make such claims and/or take such other actions with respect to such Nonassignable Policies on behalf of the Company Group as the Buyer or Company Group may reasonably request.

                                  Article VII.

                              CONDITIONS TO CLOSING

      Section 7.1. Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing Date of each of the following conditions:

      (a) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains in any material respect or prohibits the consummation of the transactions contemplated hereby.

      (b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under any Laws (including the HSR Act) shall have expired or been terminated.

      Section 7.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:

      (a) Accuracy of Buyer's Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect on Buyer; and Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.

      (b) Covenants and Agreements of Buyer. Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.

      (c) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer under Section 2.6(b).

      Section 7.3. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

      (a) Accuracy of the Seller's Representations and Warranties. The representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the date hereof and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate constitute a Material Adverse Effect on the Company Group; and Buyer shall have received a certificate from Seller signed by a duly authorized officer of Seller and a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

      (b) Covenants and Agreements of Seller. Seller shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and Buyer shall have received a certificate from Seller signed by a duly authorized officer of Seller confirming the foregoing as of the Closing Date.

      (c) Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.6(a).

      (d) Material Adverse Effect. There shall not have occurred since the date hereof any Material Adverse Effect on the Company Group or any change, event or effect that would have a Material Adverse Effect on the Company Group, in each case taking into account any adverse changes in the financial performance or results of the Company Group as reflected in the audited consolidated balance sheet of Argo-Tech and its Subsidiaries as of the Balance Sheet Date and the related consolidated statements of operations and cash flows for the fiscal year then ended when compared to the unaudited consolidated balance sheet of Argo-Tech and its Subsidiaries as of the Balance Sheet Date and the related consolidated statements of operations and cash flows for the fiscal year then ended included in the Unaudited Financial Statements.

      (e) Consents and Approvals. All Consents listed in Section 7.3(e) of the Disclosure Schedule shall have been received, in form and substance reasonably satisfactory to Buyer.

      (f) Payoff Letters. The Company shall have delivered to Buyer executed receipts, payoff letters or similar documents executed by the Company Group's lenders under all agreements and arrangements evidencing the repayment of Indebtedness identified on Section 7.3(f) of the Disclosure Schedule and the release of all Liens against the Company Group's assets existing in respect thereof, each in form and substance reasonably satisfactory to Buyer.

      (g) Reorganization. The Reorganization shall have been consummated substantially in accordance with the terms described in Section 6.11(a) or on such other terms as the Parties may agree in accordance with the terms hereof.

      (h) Company Plan Transfer. Each Company Plan that is sponsored or maintained by an entity that is an Excluded Asset shall have been transferred to a member of the Company Group, such that, as of the Closing, eligible current and former employees of the Company Group (and their eligible beneficiaries) shall participate in employee benefit plans sponsored by a member of the Company Group. The Company Plans shall have been amended, as necessary, to effectuate such transfer.

      (i) Stock Options. Seller shall have caused the exercise of, or otherwise terminated, all outstanding options to purchase Shares.

      (j) LLC Agreement. The LLC Agreement shall have been amended, in form and substance reasonably satisfactory to Buyer, to implement the Giveback Provision.

      (k) Audited Argo-Tech Financials. Seller shall have delivered to Buyer, prior to the Closing but in any event at least 5 Business Days prior to the Closing Date, the audited consolidated balance sheet of Argo-Tech and its Subsidiaries as of the Balance Sheet Date and the related consolidated statements of operations and cash flows for the fiscal year then ended, together with the audit report of Deloitte and Touche thereon.

                                 Article VIII.

                                  LIMITATIONS

      Section 8.1. Waiver of Damages. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that (i) the recovery by any Party of any Damages suffered or incurred by such Party as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such Party as a result of the breach by the breaching Party of its obligations hereunder and (ii) in no event shall any Party have any Liability to any other Party except (A) if there is a Closing, as expressly provided in Article IX and (B) if there is no Closing, for Damages incurred or suffered by such Party for any breach by the other Party of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement to the extent such breach resulted in the failure of the Closing to occur, subject to any other express limitations set forth in this Agreement.

      Section 8.2. Consequential Damages. Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, but subject to Article X, no member of the Seller Group and no member of Buyer Group will be entitled, after the Closing, to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect damages or lost profits (including any Damages on account of lost opportunities); provided, however, that nothing herein shall prevent any member of the Seller Group or Buyer Group from being indemnified pursuant to Article IX for all components of awards against them in claims by third parties for which indemnification is provided pursuant to
Article IX, including special, exemplary, punitive, consequential, incidental or indirect damages or lost profits components of such claims.

                                   Article IX.

                                 INDEMNIFICATION

      Section 9.1. General Indemnification by Seller. Following the Closing and subject to the terms and conditions of this Article IX, Seller will indemnify, defend and hold harmless the Buyer, its Affiliates and each of their respective employees, directors and officers (collectively, the "Buyer Group") from and against any and all Damages actually incurred by any member of Buyer Group based upon or arising out of:

      (i) any breach of any Surviving Covenant of Seller contained in this Agreement;

      (ii) any breach of any of Seller's representations and warranties contained in (A) Section 3.3 (Title to Shares), Section 3.4(b) (Subsidiaries of the Company; Capitalization) solely to the extent such representations and warranties relate to the capital stock and other equity interests of the members of the Company Group and Section 3.18 and Section 4.4 (Broker's Fees) (the "Fundamental Representations") or (B) Section 3.1 (Organization),
   Section 3.2 (Noncontravention), Section 3.4(a) and (c) (Subsidiaries of the Company; Capitalization), Section 3.5 (Governmental Authorizations), Section
   3.6 (Financial Statements; Securities Filings), Section 3.7 (Absence of Certain Changes), Section 3.8 (Tax Matters), Section 3.10 (Intellectual Property), Section 3.11(a)(v)(B) (Environmental Matters), Section 3.12 (Contracts), Section 3.13 (Insurance), Section 3.14 (Litigation), Section
   3.15 (Employee Matters), Section 3.16 (Legal Compliance), Section 3.17 (Licenses and Permits), Section 3.19 (No Undisclosed Liabilities), Section
   3.20 (Internal Controls and Procedures), Section 3.21 (Transactions with Affiliates), Section 3.22 (Customers and Suppliers), Section 3.23 (Warranties), Section 3.24 (Government Contracts), Section 3.25 (Compliance, Performance, Termination and Breach of Government Contracts), Section 3.26 (Internal Controls, Audits and Investigations), Section 3.27 (Debarment, Suspension and Exclusion), and Section 3.28 (Absence of Unlawful Payments) and Section 3.29 (No Undisclosed Liabilities of Carter Ground Fueling, Ltd.) (such representations, together with the Fundamental Representations, the "Seller's Surviving Representations");

      (iii) the Excluded Liabilities; and

      (iv) any Reorganization Taxes in excess of the amount shown on the Final Reorganization Taxes Statement.

      Section 9.2. General Indemnification by Buyer. Following the Closing and subject to the terms and conditions of this Article IX, Buyer will indemnify, defend and hold harmless Seller, its Affiliates and each of their respective employees, directors and officers (collectively, the "Seller Group") from and against, any and all Damages actually incurred by any member of the Seller Group based upon or arising out of (i) any breach of any Surviving Covenant of Buyer contained in this Agreement or (ii) any breach of Buyer's representations and warranties contained in Article V (the "Buyer's Surviving Representations", and, together with the Seller's Surviving Representations, the "Surviving Representations"). Any party providing indemnification pursuant to this Article IX is referred to herein as an "Indemnifying Party", and any member of Buyer Group or Seller Group seeking indemnification pursuant to this Article IX is referred to herein as an "Indemnified Party".

          Section 9.3. Certain Limitations.

          (a) Notwithstanding anything contained herein to the contrary, the maximum aggregate Liability of Seller to all members of Buyer Group (i) for indemnification pursuant to Sections 9.1(i) and (ii), excluding claims based upon or arising out of a breach of the Fundamental Representations, taken together with any and all Damages under this Agreement, shall be limited to the amount equal to $22,500,000 and (ii) for indemnification pursuant to Section 9.1(iii), taken together with any and all Damages under this Agreement, shall be limited to the Purchase Price actually paid to Seller.

          (b) Notwithstanding anything contained in this Agreement to the contrary, no member of the Buyer Group shall be entitled to indemnification under this Agreement, and Seller shall not be liable, with respect to any of the Buyer Group's Damages in respect of Buyer's Indemnifiable Claims pursuant to
Section 9.1(ii), excluding claims based upon or arising out of a breach of the Fundamental Representations, (collectively, "Basket Damages"), unless (i) in the case of any particular Indemnifiable Claim, the amount of the Buyer Group's Damages with respect to such Indemnifiable Claim exceeds $100,000 (the "De Minimis Amount") and (ii) the aggregate amount of all Basket Damages that exceed the De Minimis Amount exceeds $2,250,000 (the "Threshold Amount"), at which point the Seller shall be liable for the entire aggregate amount of Basket Damages after such thresholds have been reached; provided that, in the case of any Indemnifiable Claim relating to a breach of Section 3.29 the De Minimis Amount shall not apply and the Threshold shall be $100,000; provided further that in the case of any Indemnifiable Claim relating to a breach of Section 3.8(k) the De Minimis Amount and the Threshold shall not apply (provided that no member of the Buyer Group shall be entitled to indemnification relating to a breach of Section 3.8(k) to the extent that the non-deductibility of the payment under Section 280G of the Code that is the subject matter of the Indemnifiable Claim has been taken into account in the calculation of Working Capital).

          (c) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance polices) by or on behalf of the Indemnified Party from third parties and any Tax benefit available to any such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Damages (such amounts and benefits are collectively referred to herein as "Indemnity Reduction Amounts"). For purposes of this Agreement, a Tax benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax benefit. If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Seller and Buyer, as appropriate, will, or will cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement.

          (d) Each and every representation and warranty of Seller or Buyer contained in this Agreement other than the Surviving Representations shall expire with the consummation of the sale of the Shares and shall not survive the Closing; and none of Seller, any member of the Company Group or Buyer shall have any Liability whatsoever with respect to any such representations and warranties thereafter. The Fundamental Representations shall survive the Closing Date until the two year anniversary of the Closing Date; the Surviving Representations (other than the Fundamental Representations and the representations and warranties contained in Section 3.29) shall survive the Closing Date until the later of (i) the one year anniversary of the Closing Date and (ii) March 31, 2008; and representations and warranties contained in Section 3.29 shall survive the Closing Date until the 18 month anniversary of the Closing Date; and, in each case, none of Seller, any member of the Company Group or Buyer shall have any Liability whatsoever with respect thereto thereafter. Each and every covenant contained in this Agreement (other than the covenants which by their terms are to be performed by either of the Parties following Closing (collectively, the "Surviving Covenants")) shall expire with the consummation of the sale of the Shares and shall not survive the Closing; and none of the Seller, any member of the Company Group or Buyer shall have any Liability whatsoever with respect to any such covenant thereafter. The Surviving Covenants will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired. The indemnification obligation set forth in Section 9.1(iv) shall survive until the 60th day following the expiration of the applicable statute of limitations (such period from the Closing Date, the "Reorganization Taxes Indemnification Period"). Unless this Agreement is terminated prior to Closing, this Section 9.3(d) will survive until the last of the Surviving Representations and Surviving Covenants will expire.

          (e) The obligations of each Party to indemnify, defend and hold harmless the other Party and other Persons pursuant to this Article IX shall terminate with respect to Sections 9.1 and 9.2 upon the expiration of the applicable survival periods as set forth in Section 9.3(d).

          (f) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under Section 6.9 and
Article IX shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages.

          (g) Seller shall not be entitled to claim that any Indemnification Claim by any member of the Buyer Group is or has been released, waived or otherwise barred, in whole or in part, by any waiver, release or indemnity granted by Seller or any of its Affiliates to Ernst & Young, Deloitte and Touche or any other professional advisor engaged by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement. Seller shall not pursue any claim against Ernst & Young, Deloitte and Touche or any other professional advisor engaged by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement in response to any Indemnified Claim made by any member of the Buyer Group.

          Section 9.4. Indemnification Procedures.

          (a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a "Third Party Claim") which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim within five (5) business days (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party's ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

          (b) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above following a reasonable period of time to

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

provide such notice). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Parties reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Section 9.4.

          (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party's prior written consent (which consent will not be unreasonably withheld or delayed); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim and provided that such settlement does not impose any material non-monetary restrictions or material obligations on the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

          (d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim will be asserted by reasonably prompt written notice (but in any event within the relevant period specified in Section 9.3(d)) given by the Indemnified Party to the Indemnifying Party.

          (f) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an "Indemnified Claim"), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          Section 9.5. Exclusive Remedy. After the Closing, the remedies set forth in this Article IX shall be the sole and exclusive remedy with respect to any and all claims (other than to the extent any such claims are grounded in fraud) relating, directly or indirectly, to the subject matter of this Agreement; it being understood and agreed that any claims brought prior to the Closing (other than to the extent any such claims are grounded in fraud) shall be extinguished and released at Closing if such claims could not have been made immediately after the Closing pursuant hereto. Without limiting the generality of the foregoing and subject to Article IX and Section 11.14, Buyer and Seller hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Subsidiaries or Affiliates may have against the other Party or any of its Subsidiaries and Affiliates with respect to the subject matter of this Agreement (other than to the extent any such claims are grounded in fraud), whether arising under or based upon any Federal, state, provincial, local or foreign statute, Law, Environmental Law, ordinance, rule, regulation or common law.

          Section 9.6. Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

                                   Article X.

                                   TERMINATION

          Section 10.1. Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a) by mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by March 31, 2007 (the "Expiration Date"); provided that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable.

          Section 10.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall

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

terminate without any Liability on the part of either Party or its Subsidiaries and Affiliates in respect thereof, except that (a) the obligations of Buyer and Seller under Section 6.5 (Public Announcements) and Article XI of this Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for damages incurred or suffered by the other Party for any breach of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement prior to termination to the extent such breach resulted in the failure of the Closing to occur. For the avoidance of doubt, the Parties understand and agree that any termination of this Agreement shall be without prejudice to, and shall not effect, any and all rights to damages that any Party may have hereunder or otherwise under applicable law.

                                   Article XI.

                                  MISCELLANEOUS

          Section 11.1. Parties in Interest. Except as provided in Section 6.9 and in this Section 11.1, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

          Section 11.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as permitted under Section 2.1, no Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void.

          Section 11.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

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

If to Seller:           V.G.A.T. Investors, LLC

                        c/o Vestar Capital Partners
                        245 Park Avenue
                        New York, NY 10167
                        Attn.: Brian O'Connor and General Counsel
                        Facsimile: (212) 808-4922

                        and

                        c/o Greenbriar Equity Group LLC
                        555 Theodore Fremd Avenue
                        Suite A-201
                        Rye, NY 10580
                        Attn: Reginald Jones and General Counsel
                        Facsimile: (914) 925-9699

with copies to:         Kirkland & Ellis LLP
                        Citigroup Center
                        153 East 53rd Street
                        New York, NY 10022
                        Attn.: Michael Movsovich and Jeffrey Symons
                        Facsimile:   (212) 446-6460

                        and

                        AT Holdings Corporation
                        23555 Euclid Avenue
                        Cleveland, OH 44117
                        Attn: Michael Lipsomb and Paul R. Keen Esq.
                        Facsimile: (216) 579-0212

If to Buyer:            Eaton Corporation
                        1111 Superior Avenue
                        Cleveland, OH 44114
                        Attn.: Office of the Secretary
                        Facsimile: (216) 479-7103

with a copy to:         Baker & Hostetler LLP
                        3200 National City Center
                        1900 East Ninth Street
                        Cleveland, OH 44114
                        Attn.: John M. Gherlein Esq.
                        Facsimile: (216) 696-0740

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

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

          Section 11.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

          Section 11.5. Exhibits and Disclosure Schedule.

          (a) All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) whose relevance or applicability to any representation made elsewhere in this Agreement or to the information called for by any other Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any other section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent on its face shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule) where it is so apparent on its face, notwithstanding the omission of a reference or cross-reference thereto.

          (b) Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company Group or Buyer.

          Section 11.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

          Section 11.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          Section 11.8. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer acknowledges that

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

none of Seller or any of its respective Subsidiaries and Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company Group and Affiliates, the Shares or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer, whether on behalf of Seller, the Company or such other Persons, including as to the probable success or profitability of the Company Group after the Closing. Neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including any information, document or material made available to Buyer in certain "data rooms," management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.

          Section 11.9. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

          Section 11.10. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          Section 11.11. Expenses. Unless otherwise provided herein, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to, without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. In furtherance of the foregoing, Seller acknowledges and agrees that, except as expressly otherwise set forth in this Agreement, Seller shall bear all costs and expenses of Seller and the Company Group referred to in the previous sentence, including costs and expenses in connection with the Reorganization (but not the costs of any consent, premium, prepayment penalty, breakage cost or other similar costs associated with (i) obtaining the consent of the holders of the 9.25% Notes to the Reorganization, which shall be shared equally by Buyer and Seller up to $1,000,000, with any amounts in excess of $1,000,000 being paid by Seller, and
(ii) the repurchase of the 11.75% Notes(the principal amount and accrued interest of which shall be borne by the Buyer), the costs of which shall be shared equally be Buyer and Seller up to

$4,000,000, with any amounts in excess of $4,000,000 being paid by Seller), whether incurred by Seller or the Company Group, up to and including the Closing (including satisfying any such cost and expense that is billed to the Company Group after the Closing Date) in the event that the transactions contemplated by this Agreement are consummated; provided, however, that for the avoidance of doubt Seller shall not be obligated to pay any expenses of the Company Group that are reflected in the Closing Working Capital and any tax benefits arising from the payment of the amounts set forth in (i) and (ii) above shall be allocated pro rata based on the actual amounts paid by Buyer and Seller. Buyer shall be obligated to pay any and all costs of any audit of any member of the Company Group as may be required to enable Buyer to obtain any financing or complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 11.11 will survive the Closing and will remain in force indefinitely.

          Section 11.12. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

          Section 11.13. Consent to Jurisdiction; Waiver of Jury Trial.

          (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of Ohio and (ii) the United States District Court for the Northern District of Ohio for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party's respective address set forth in
Section 11.3 will be effective service of process for any Action, suit or proceeding in Ohio with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of Ohio or (ii) the United States District Court for the Northern District of Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

          (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          Section 11.14. Specific Performance. Notwithstanding anything to the contrary contained herein, the Parties agree that irreparable damage would occur in the event that any of

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

the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

          Section 11.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                                * * * * *

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                        V.G.A.T. Investors, llc

                                        By:_____________________________________
                                           Name:
                                           Title:

                     (Signature Page to Purchase Agreement)

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                        EATON CORPORATION

                                        By:
                                            ___________________________________
                                            Name: D.S. Barrie
                                            Title: Authorized Signatory

                                        By:
                                           ____________________________________
                                           Name: M.E. Huber
                                           Title: Authorized Signatory

                     (Signature Page to Purchase Agreement)